Exhibit 10(a)

AGREEMENT

by and among

REX RADIO AND TELEVISION, INC., REX ALABAMA, INC., KELLY & COHEN
APPLIANCES, INC. and STEREO TOWN, INC., as Seller,
REX STORES CORPORATION,

and

APPLIANCE DIRECT, INC., as Purchaser

AGREEMENT

          THIS AGREEMENT (this “Agreement”) is made as of the 29th day of January, 2009 (the “Effective Date”), by and between REX RADIO AND TELEVISION, INC., an Ohio corporation (“Seller One”), KELLY & COHEN APPLIANCES, INC., an Ohio corporation (“Seller Two”), and STEREO TOWN, INC., a Georgia corporation (“Seller Three”), REX ALABAMA, INC., an Ohio corporation (“Seller Four”) (collectively, Seller One, Seller Two, Seller Three and Seller Four, “Seller”), REX STORES CORPORATION, a Delaware corporation (“REX Stores”), all having an address at 2875 Needmore Road, Dayton, OH 45414, and APPLIANCE DIRECT, INC., a Florida corporation (“Purchaser”), having an address at 397 North Babcock Street, Melbourne, Florida 32935.

RECITALS

A. Seller is the owner of the Assets (as defined below) and desires to sell the Assets to Purchaser, subject to the terms and conditions of this Agreement.

B. Seller is the owner of the Properties (as defined below) and desires to lease the Properties, subject to the terms and conditions of this Agreement.

C. Purchaser desires to purchase the Assets and lease the Properties, subject to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 DEFINITIONS

          The following capitalized terms shall have the meanings set forth in this Section 1 for all purposes under this Agreement:

          “Agreement” shall have the meaning set forth in the first paragraph hereof.

          “Appliances” shall have the meaning set forth in Section 2.1(a).

          “Assets” shall have the meaning set forth in Section 2.1.

          “Bill of Sale and Assignment” shall have the meaning set forth in Section 4.2(a)(vii).

          “Business Day” shall have the meaning set forth in Section 14.10.

          “Closing”“ shall mean the consummation of the transactions described herein as more fully described in Section 4 below.

          “Closing Date” shall mean January 30, 2009.

          “Closing Statement” shall have the meaning set forth in Section 5.1(a).

          “Creditors’ Rights Statutes” shall have the meaning set forth in Section 6.1(k).

          “Delivery Items” shall have the meaning set forth in Section 3.1(a).

          “Due Diligence Period” shall have the meaning set forth in Section 3.2.

          “Effective Date” shall have the meaning set forth in the first paragraph hereof.

          “Equipment” shall have the meaning set forth in Section 2.1(b).

          “General Warranty Period” shall have the meaning set forth in Section 3.5.

          “Governmental Notices” shall have the meaning set forth in Section 3.1(a)(iv).

          “Implementation Date” shall have the meaning set forth in Section 2.6.

          “Implementation Schedule” shall have the meaning set forth in Section 2.6.

          “Indemnitee” shall have the meaning set forth in Section 6.4.

          “Indemnitor” shall have the meaning set forth in Section 6.4.

          “Inspections” shall have the meaning set forth in Section 3.2.

          “Lease” shall have the meaning set forth in Section 2.2.

          “Leased Properties” shall have the meaning set forth in Section 2.3.

          “Notice” shall have the meaning set forth in Section 10.

          “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          “Prohibited Transaction” shall have the meaning set forth in Section 14.13.

          “Property” or “Properties” shall have mean each location listed on Exhibit 2.2.

          “Proposed Transaction” shall mean the transactions contemplated by this Agreement.

          “Purchase Option Agreements” shall have the meaning set forth in Section 6.1(c).

          “Purchase Price” shall have the meaning set forth in Section 2.4.

          “Purchaser” shall have the meaning set forth in the first paragraph hereof.

          “Required Consents” shall have the meaning set forth in Section 6.1(g).

          “Restricted Parties” shall mean and include REX Stores and each of the Sellers.

          “REX Stores” shall have the meaning set forth in the first paragraph hereof.

          “Right of First Refusal Agreements” shall have the meaning set forth in Section 6.1(c).

          “Seller” shall have the meaning set forth in the first paragraph hereof.

          “Seller One” shall have the meaning set forth in the first paragraph hereof.

          “Seller Three” shall have the meaning set forth in the first paragraph hereof.

          “Seller Two” shall have the meaning set forth in the first paragraph hereof.

          “Service Contracts” shall have the meaning set forth in Section 3.1(a)(viii).

          “Sites” shall mean the sites of each Property identified on Exhibit 2.2 or Exhibit 2.3 attached hereto.

          “Surviving Obligations” shall mean all obligations of Purchaser or Seller hereunder that expressly survive the Closing or termination of this Agreement.

          “Wholesale Cost of Appliance Inventory” shall have the meaning set forth in Section 2.4.

All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa.

SECTION 2 AGREEMENT TO SELL AND PURCHASE

          2.1 Assets to be Purchased. “Assets” means all right, title and interest of Seller in, to and under all assets used in or related to the conduct of Seller’s businesses at each of the Properties or Leased Properties, including, without limitation:

(a) all Whirlpool appliances located at each Site as of the “Implementation Date” as hereinafter defined (the “Appliances”);

          (b) all furniture, fixtures and equipment (including computer and telecommunications equipment and point of sale equipment), furniture and furnishings, and other tangible or fixed assets owned by Seller at each of the Properties or Leased Properties listed or described on Schedule 2.1(b) (the “Equipment”);

(c) all of the Service Contracts and Permits;

          (d) Seller’s intangibles rights to any telephone numbers of Seller, permits, guarantees and warranties, excluding Seller’s right, title and interest (if any) in and to the trade names “REX”, “Rex Radio and Television”, “Rex Television and Appliance Centers”, “Rex TV & Appliance Centers”, “rexstores.com”, “Kelly & Cohen Appliances”, “Stereo Town”, and “T.V. & Stereo Town” or any variation thereof; and

(e) all unliquidated warranty claims which Seller may have against any person or entity arising out of, or related to, the Appliances.

          “Permits” means those federal, state, local or other governmental licenses, permits, consents, approvals and authorizations listed or described on Schedule 2.1(c).

          2.2 Leases. (a) Subject to the terms and conditions of this Agreement, at Closing, Purchaser shall execute and deliver counterparts of a lease in the form of Exhibit 2.2(a) attached hereto with Seller, as landlord, and Purchaser (or its nominee or nominees), as tenant, for the Properties (each, a “Lease”). The delineation of the Properties and which Property is owned by Seller One, Seller Two and Seller Three is set forth in Exhibit 2.2 attached hereto. Each Lease shall be for an initial term of six and one quarter (6.25) years with one (1) five (5) year option to renew. The lease rate shall be $65,000, $75,000 and $85,000 annually for each Property in first through third lease years, respectively, year four shall be at the rate of $75,000 and subsequent years, including years 4, 5 and 6 shall include annual CPI increases. The lease terms shall be triple net and include a cross default provision for all the Properties. Each Lease shall grant Purchaser an option to be exercised once to terminate the leases on up to ten (10) of the Properties, with not less than six (6) months notice, without penalty, twenty-four (24) months following commencement of the lease. Upon six (6) months notice prior to the expiration of the initial terms of 6.25 years, Purchaser may exercise its option to renew leases as to specific locations on a site by site basis without limitation on quantity. Each Lease shall include an option for Purchaser to purchase all of the Properties during the first two (2) years of the lease term. During the initial six (6) months of the initial term, the option shall be at a fixed price of $70.00 per square foot and during the following eighteen (18) months of the initial term at $76.00 per square foot. Seller agrees to provide Purchaser with financing of eighty percent (80%) loan to cost at an interest rate equal to WSJ Prime, plus two percent (2%) with an annual interest rate floor of 6.25% per annum and with an amortization period of twenty years. Additionally, Seller financing provided herein shall have a balloon of all unpaid principal at thirty-six (36) months from the closing of the purchase of the Properties. Purchaser and Seller shall agree that all costs customarily born by buyer/mortgagors and sellers/mortgagees shall be born by the respective party based upon the custom of the county and state in which the real property is located. Purchaser and Seller agree at the request of either party to record in the applicable public records a memorandum of interest identifying Purchaser’s option to purchase the Properties.

          2.3 Leased Properties. Purchaser shall use good faith efforts to negotiate, subject to the terms and conditions of this Agreement, either (i) an assumption of Seller’s existing leases (“Assumption”) or (ii) new leases (“New Lease”) for the properties identified on Exhibit 2.3 attached hereto (the “Leased Properties”). If Purchaser is successful in negotiating either an Assumption or a New Lease at Purchaser’s option, such sites shall be added to the Implementation Schedule and the parties shall execute an amendment to this Agreement reflecting the revised Implementation Schedule. Notwithstanding the foregoing, Seller shall have the right, in its sole discretion, on or after February 28, 2009, to cease operations of any or all of the Leased Properties and terminate any or all of the employees at each of the Leased Properties subsequent to February 27, 2009.

          2.4 Purchase Price. The aggregate price to be paid for the Assets shall be the total wholesale cost of Seller’s Whirlpool Appliance inventory as of the “Implementation Date” as hereinafter defined, as the same may be adjusted as provided below plus One and 00/100 Dollar ($1.00) (collectively the “Purchase Price”). Seller’s wholesale cost of its Whirlpool Appliance inventory shall mean the lesser of (i) Seller’s manufacturer cost, net of all manufacturer credits, including volume rebate, damage, advertising/co-op credit, etc. or (ii) Purchaser’s manufacturer cost, net of all manufacturer credits, including volume rebate, damage, advertising/co-op credit, etc, (the “Wholesale Cost of Appliance Inventory”), provided, however, any Appliances held in Seller’s inventory at the Site as of its Implementation Date which have been in Seller’s inventory for greater than twelve (12) months shall at fifty percent (50%) of the Wholesale Cost and any Appliance that is deemed “scrap” shall be retained by Seller. The Wholesale Cost of Appliance Inventory shall be calculated on behalf of Purchaser and Seller by the manufacturer by providing the aggregate price to the parties as calculated based upon Seller’s inventory of Appliance as of the Implementation Date and shall be paid to Seller by the applicable manufacturer. Purchaser shall, prior to the Closing Date, arrange any financing arrangements necessary to allow it to purchase the Appliances directly with the respective manufacturers of such Appliances or through third party financing such that Seller shall receive a credit or payment from the respective manufacturers on the Implementation Date on terms acceptable to Seller. Purchaser and Seller may reach an agreement following closing and during implementation concerning the Purchaser’s potential purchase of Seller’s Frigidaire Appliances remaining at each Property or Leased Property as of the Implementation Date for each Site. Any Appliances held in Seller’s inventory at the Site as of its Implementation Date which have been in Seller’s inventory for greater than twelve (12) months shall be re-billed to Purchaser by manufacture(s) at fifty percent (50%) of the Wholesale Cost. Any appliances in Seller’s inventory at the Site as of its Implementation Date which are “scrap” shall be re-billed to Purchaser by the respective manufacturer at a rate of $0.01 for each scrap Appliance.

          2.5 Extended Service Plan (“ESP”) Payment. Purchaser agrees to accept Seller’s customer ESP for Seller’s Frigidaire and Whirlpool appliances (excluding air conditioners and dehumidifiers). Seller shall pay to Purchaser, in connection with such assumption as of the Implementation Date, Seller’s profit in the Book Value of Seller’s Frigidaire and Whirlpool appliances’ ESP for the Properties and Leased Properties (“Seller’s Profit”). Seller’s Profit shall be equal to Seller’s Book Value (Seller’s reported liability related to ESP less Seller’s reported commissions as both are shown on the books and records of Seller in the ordinary course of its business) less Seller’s cost to transfer the ESP related to the Properties and Leased Properties (the “ESP Credit”). Seller shall arrange for the transfer of its entire ESP to a company of its selection. For the purposes of this provision, Seller’s profit in the Book Value of Seller’s Frigidaire and Whirlpool appliances shall be allocated on the profit of the overall Seller portfolio. As of the Implementation Date for each Site, Purchaser shall place into escrow, pursuant to an agreement to be mutually acceptable to the parties, with Dinsmore & Shohl LLP as escrow agent, an amount equal to forty percent (40%) of the ESP Credit (the “Escrowed Funds”) applicable to that Site. The Escrowed Funds shall be used to offset Purchaser’s obligation for rent under the Leases as follows: beginning with the “Rent Commencement Date” as defined in each Lease, the Escrow Agent shall transfer to Seller, as payment for Purchaser’s rent obligation under the Lease, an amount equal to the then due monthly rent for each Lease for which Purchaser’s obligation to pay rent has commenced; provided that the total of all amounts drawn from the Escrowed Funds shall at no time exceed that proportion of the Escrowed Funds determined by multiplying the Escrowed Funds by a fraction, the numerator of which is all of the Properties which Purchaser has accepted delivery and possession and the denominator of which is the total number of Properties.

          2.6 Implementation Schedule. The Properties and Leased Properties shall be turned over to Purchaser on the date specified (the “Implementation Date”) on the implementation schedule attached as Exhibit 2.6 hereto (the “Implementation Schedule”).

          2.7 Rex Gift Cards. Seller agrees to reimburse Purchaser for those gift cards issued by Seller which Purchaser honors after the Closing. Purchaser shall forward to Seller invoices indicating the purchase and amount of the gift card honored and Seller shall pay the amount of the gift card honored within thirty (30) days of receipt of the request for reimbursement.

SECTION 3 SELLER’S DELIVERIES; CONDITIONS PRECEDENT

          3.1 Seller’s Deliveries.

          (a) Seller has provided or will provide within five (5) Business Days prior to the Implementation Date, to Purchaser, to the extent within Seller’s possession or control, true, correct and complete copies of the following items relating to the ownership and operation of the Properties being turned over as of such Implementation Date (collectively, the “Delivery Items”):

(i) existing engineering or property condition reports;

(ii) permits and licenses for the Property, including, without limitation, certificates of occupancy, if in Seller’s possession;

(iii) all reciprocal easement agreements, operating agreements, development agreements and other similar agreements, declarations, deeds and instruments relating to the integrated use, operation and maintenance of the Properties and properties in the vicinity of, adjacent to, contiguous with, or peripheral to the Properties (each, an “REA”);

(iv) copies of all notices, correspondence and files from governmental authorities relating to the Properties, including notices of building safety, health code or environmental violations, and all files related thereto in Seller’s possession or control (the “Governmental Notices”);

(v) the latest real and personal property tax bills for the Properties and of any pending property tax complaints or proceedings;

(vi) any and all notices, correspondence, files, pleadings or other documents relevant to Purchaser’s evaluation of pending or threatened claims or litigation by any Person relating to or affecting the Properties, including, without limitation, claims or litigation relating to the REAs and including, without limitation, information regarding pending lawsuits affecting the Properties, even if covered by insurance;

(vii) all warranties or guarantees regarding major systems or structural items comprising part of the Properties; and

(viii) all service, vendor, equipment leasing, management, development and other contracts relating to the operation or maintenance of the Real Property (the “Service Contracts”), each as identified on Schedule 3.1(a)(viii) attached hereto.

          3.2 Inspections and Access. At any reasonable time and from time to time prior to the close of business January __, 2009 (the “Due Diligence Period”) or earlier termination of this Agreement, Purchaser and its representatives shall be permitted (i) to enter upon the Properties or Leased Properties to examine, inspect and investigate the same, and (ii) to access all books, records, drawings and other documentation relating to the Properties or the Leased Properties in the possession or control of Seller (collectively, the “Inspections”). Purchaser agrees to use commercially reasonable efforts to (1) keep the purpose of the Inspections confidential and (2) not disclose the existence of or terms of this Agreement to any of Seller’s personnel located at the retail operations at the Properties or Leased Properties; provided, however, that the foregoing shall not prohibit any disclosure required pursuant to any federal or state law or regulation or by governmental authorities. Seller shall cooperate with Purchaser in conducting the Inspections, which cooperation shall include, without limitation facilitating interviews with Leased Property landlords. Seller agrees to respond promptly to any inquiry which Purchaser may make from time to time, and shall instruct its property manager and other agents and employees to give specific answers to Purchaser’s inquiries from time to time relating to the condition and operation of the Properties. Notwithstanding any other provision of this Agreement, no Inspections shall constitute a waiver or relinquishment on the part of Purchaser of its rights under any covenant, condition, representation, or warranty of Seller under this Agreement.

          Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all claims, losses or damages suffered or incurred by Seller to the extent directly resulting from Purchaser’s or its agents’ negligence or willful misconduct in connection with the Inspections, and Purchaser agrees to restore any Property damaged by the Inspections to its condition prior to Purchaser’s Inspections to the extent practicable; provided, however, that Purchaser’s foregoing obligations shall specifically exclude any damages arising as a result of Purchaser’s discovery of any condition existing on the Property prior to Purchaser’s entry on the Property. The provisions of the immediately preceding sentence of this Section 3.2 shall survive termination of this Agreement for three hundred sixty five (365) days, if this Agreement shall be terminated.

          3.3 Additional Conditions to Purchaser’s Obligation to Close. (a) In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder shall be contingent on the following:

(i) Seller’s representations and warranties contained herein shall be true, correct and complete in all material respects as of the Closing Date;

(ii) As of the Closing Date, the Seller shall have performed its obligations hereunder and all deliveries to be made by Seller at Closing have been tendered;

(iii) Purchaser shall have negotiated acceptable leases or assignments of leases for the Leased Properties;

(iv) At no time on or before the Closing Date shall any of the following have occurred with respect to Seller and/or REX Stores: (1) the commencement of a case under Title 11 of the U.S. Code, or under any other applicable federal or state bankruptcy or similar law; (2) the appointment of a trustee or receiver of any property interest; (3) an assignment for the benefit of creditors; (4) an attachment, execution or other judicial seizure of a substantial property interest; or (5) a dissolution or liquidation;

(v) Approval by manufacturer(s) of Purchaser’s purchase of the Assets contemplated by this Agreement on terms and conditions acceptable to Purchaser in Purchaser’s sole and absolute discretion including the determination of the Wholesale Price;

(vi) Confirmation by manufacturer(s) of the willingness and ability to supply inventory to Purchaser at quantities acceptable to Purchaser for the Sites.

(vii) Assignment to Purchaser of all warranties provided by equipment vendors;

(viii) Completion of a program in which employees of Purchaser are trained by Seller (or Seller’s designee) in the operation and recommended maintenance of Seller’s POS system;

(ix) The absence of any condition that would render Purchaser incapable of operating a store or stores identified on Exhibit 2.2 and Exhibit 2.3;

(x) Receipt of all consents and approvals required for the Seller’s sale and transfer to Purchaser of the Assets, if applicable; and

(xi) Purchaser being satisfied with the level of employee retention at the sites sufficient to meet Purchaser’s needs in its sole discretion.

(b) If any of the conditions set forth in Section 3.3(a)(i) through (xii) are not satisfied on the Closing Date, Purchaser may elect either to (i) terminate this Agreement, or (ii) to the extent such failure constitutes a default by Seller, exercise its rights under Section 13. In the event of the termination of this Agreement pursuant to this Section 3.3, each party shall pay any costs theretofore incurred by it, whereupon neither party shall have any additional liability hereunder and this Agreement shall be terminated, except for the Surviving Obligations.

          3.4 Additional Conditions to Seller’s Obligations to Close. (a) In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder shall be contingent on the following:

(i) Purchaser’s representations and warranties contained herein shall be true, correct and complete in all material respects as of the Closing Date; and

(ii) As of the Closing Date, Purchaser shall have performed its obligations hereunder and all deliveries to be made by Purchaser at Closing have been tendered.

(b) If any of the conditions set forth in Section 3.4(a)(i) or (ii) are not satisfied on the Closing Date, Seller may elect either to (i) terminate this Agreement, or (ii) to the extent such failure constitutes a default by Purchaser, exercise its rights under Section 13. In the event of the termination of this Agreement pursuant to this Section 3.4, Purchaser shall promptly return to Seller the Delivery Items, and each party shall pay any costs theretofore incurred by it, whereupon neither party shall have any additional liability hereunder and this Agreement.

          3.5 Covenants Regarding Property Condition. All materials, Equipment and systems incorporated at each Property or Leased Property shall be suitable for use under the normal operating conditions in existence at the Site at which it is located, and otherwise consistent with and in compliance with the ordinary use and purpose of the Equipment. The Equipment shall perform its intended functions. If Purchaser notifies Seller in writing during the General Warranty Period (as defined below), or no later than thirty (30) days after the expiration of the General Warranty Period, that a breach of the foregoing warranty has occurred during the General Warranty Period, Seller shall correct (or cause to be corrected) the defects and deficiencies promptly at no cost to Purchaser. The “General Warranty Period” shall be ninety (90) days from the Implementation Date for the respective Property. The terms “defects” and deficiencies” shall not include damage arising from Purchaser’s misuse or negligence, acts of God or normal wear and tear. Seller shall enforce all corresponding warranties provided by equipment vendors, and if Seller fails to do so, Purchaser shall have the right to enforce such warranties directly against the equipment vendors. At Purchaser’s election, Seller shall arrange for (or enter into and assign to Purchaser at the Closing) long-term service agreements with respect to major equipment on terms acceptable to Purchaser.

SECTION 4 CLOSING

          4.1 Time and Place. The Closing shall be held on the Closing Date in the offices of counsel to Purchaser or counsel to Purchaser’s lender, or at any other location mutually acceptable to the parties.

          4.2 Deliveries.

          (a) In addition to the items and documents required under other provisions of this Agreement to be delivered by Seller to Purchaser at or prior to Closing (or the Implementation Date, as indicated below), Seller (or whichever of Seller One, Seller Two or Seller Three is identified on Exhibit 1.1 as the owner of the Site to which such items and documents relate) shall execute and/or deliver (or cause to be executed and/or delivered) to Purchaser through escrow each of the following at Closing:

(i) evidence of Seller’s authority to consummate the transactions described herein;

(ii) a date-down letter for representations and warranties in the form attached hereto as Exhibit 4.2(a)(ii);

(iii) originals of all Delivery Items to the extent in the possession or control of Seller;

(iv) on the Implementation Date for each Site, the ESP Payment;

(v) the Leases;

(vi) on the Implementation Date for each Site, one or more bills of sale and assignment conveying to Purchaser all of Seller’s right, title and interest in and to the Assets, in the form attached hereto as Exhibit 4.2(a)(vi) (the “Bill of Sale and Assignment”); and

(vii) originals of the Required Consents.

          (b) In addition to the items and documents required under other provisions of this Agreement to be delivered by Purchaser to Seller at or prior to Closing, Purchaser also shall execute and/or deliver (or cause to be executed and/or delivered) to Seller through escrow each of the following at Closing:

(i) on the Implementation Date for each Site, the ESP Escrow;

(ii) evidence of Purchaser’s authority to consummate the transactions described herein;

(iii) on the Implementation Date for each Property, evidence of insurance required under the Leases;

(iv) the Leases; and

(v) on the Implementation Date for each Site, the Bill of Sale and Assignment.

          (c) Possession. Seller shall deliver actual possession of the Properties to Purchaser pursuant to the Implementation Schedule set forth in Schedule 2.6.

SECTION 5 PRORATIONS/PAYMENT OF PURCHASE PRICE

          5.1 Prorations and Adjustments.

          (a) A statement of prorations and other adjustments shall be prepared by Seller for each Property as of the Implementation Date for that Property in conformity with the provisions of this Agreement and submitted to Purchaser for review and approval not less than three (3) Business Days prior to the Implementation Date for that Property (the “Closing Statement”). For purposes of prorations and other adjustments under this Section 5, Purchaser shall be deemed the tenant of a Property as of 12:00 a.m. on the Implementation Date for that Property. Subject to the foregoing, and in addition to other adjustments that may be provided for in this Agreement, the following items with respect to each Property are to be prorated or adjusted, as the case may require, as of the Implementation Date:

(i) With respect to each Property, except any Leased Property:

A. real estate taxes and assessments;

B. charges and payments to be made by Seller pursuant to any REA encumbering or benefiting the Property;

C. water, electric, telephone and all other utility and fuel charges;

D. assignable license and permit fees; and

E. other operating expenses and any other customarily apportioned items.

(ii) Generally:

        A. Real estate taxes shall be initially prorated on the basis of 100% of the most recent ascertainable bill, but subject to reproration upon issuance of the actual bills therefor to effectuate the actual proration. Real estate taxes shall be apportioned on the basis of the fiscal period for which assessed. If as of the Implementation Date any of the Properties or any

portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, responsibility for the payment of any unpaid installments of such assessments which are due prior to the Implementation Date shall be allocated to Seller, and Purchaser shall be responsible to pay only the installments which are due on or after the Implementation Date, and Purchaser or Seller shall make a payment to the other to the extent necessary so that the total amount of such special or general assessment is apportioned as provided above. Except with respect to general real estate taxes (which shall be reprorated upon the issuance of the actual bills, if necessary), any proration which must be estimated as of the Implementation Date shall be reprorated and finally adjusted as soon as practicable after the Implementation Date, with any refunds payable to Seller or Purchaser to be made as soon as practicable. Seller shall have the right to prosecute and continue to prosecute subsequent to the Implementation Date any tax certiorari proceedings for the tax year in which the Implementation Date occurs and all prior tax years. Any refunds obtained, net of the reasonable expenses incurred in obtaining such refund, with any portion thereof allocable to periods subsequent to the date preceding the Implementation Date, shall be paid to Purchaser and the remainder to be paid to Seller.

          B. Water, electric, telephone and all other utility and fuel charges shall be prorated ratably on the basis of the last ascertainable bills (and reprorated upon receipt of the actual bills or invoices) unless final meter readings and final invoices can be obtained. To the extent practicable, Seller shall cause meters for utilities to be read not more than ten (10) Business Days prior to the Implementation Date.

          (b) On the Implementation Date, the parties shall execute a Closing Statement for each Property being turned over to Purchaser which will reflect the prorations for that Property, including prorated rent under the Lease for that Property and payment of that portion of the Purchase Price allocable to that Property’s Whirlpool Appliances inventory as well as an amendment to the Lease specifying the Rent Commencement date for that Property.

          (c) The provisions of this Section 5 shall survive the Closing.

          5.2 Post Implementation Adjustments. All items to be adjusted, for which figures are not available as of the Implementation Date, will be adjusted and payment therefor will be made by Seller to Purchaser or by Purchaser to Seller, as the case may be, as soon as figures are available after the Implementation Date. Purchaser or Seller, as appropriate, will deliver simultaneously with such payment any and all data, information or other backup it may have with respect to such payment and/or such proration so as to fully indicate to the other party the calculation of the amount of payment contained therewith. Further, in the event either Seller or Purchaser determine that an item adjusted as of the Implementation Date was adjusted incorrectly, Purchaser or Seller, as appropriate, will deliver to the other party all data, information or other backup it may have with respect to such incorrect adjustment and the parties shall correct the adjustment with the appropriate party making payment to the party entitled to such payment.

SECTION 6 REPRESENTATIONS AND WARRANTIES

          6.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as follows:

          (a) Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Neither this Agreement nor the transactions contemplated hereby will require any approval of the shareholders of REX Stores. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of REX Stores.

          (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note or other evidence of indebtedness or any agreement to which Seller is a party.

          (c) To Seller’s knowledge, no Person other than Purchaser has an option or right of first refusal to purchase the Assets or any Property or any portion thereof, except as set forth on Schedule 6.1(c)(i) (the “Purchase Option Agreements”) and Schedule 6.1(c)(ii) (the “Right of First Refusal Agreements”). The copies of the Purchase Option Agreements and Right of First Refusal Agreements delivered by Seller to Purchaser are true, correct and complete.

          (d) To Seller’s knowledge, there is no pending or threatened condemnation action affecting any Property.

          (e) To Seller’s knowledge, except as set forth on Schedule 6.1(e) attached hereto, there is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against Seller in any court or by or before any other governmental agency or instrumentality which would affect any of the Assets, the Properties or would materially and adversely affect the ability of Seller to carry out the transactions contemplated by this Agreement.

          (f) To Seller’s knowledge, neither Seller nor any other party under any REAs is in default under any REAs in any material respect.

          (g) To Seller’s knowledge after due inquiry, neither this Agreement nor the transactions contemplated hereby will constitute a breach or violation of, or default under, or will be modified, restricted or precluded by, the REAs or any other agreement binding Seller or the Properties, provided that Seller obtains the consents from the parties identified on Schedule 6.1(g) attached hereto (the “Required Consents”) in form and substance satisfactory to Purchaser. Neither this Agreement nor the transactions contemplated hereby will constitute a breach or violation of, or default under, or will be modified, restricted or precluded by, or any other agreement to which Seller is a party or by which Seller or any Property is bound.

          (h) Seller has obtained or will obtain prior to Closing the Required Consents.

          (i) Seller is not required to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority (including, without limitation, any securities exchange) as a condition to the execution and delivery or performance of this Agreement and the consummation of transactions contemplated hereby.

          (j) The Assets will be conveyed to Purchaser at Closing free and clear of any and all liens, encumbrances, charges or adverse interests.

          (k) Neither Seller nor any of the entities constituting Seller: (i) is “insolvent” or will be, after completion of the transactions contemplated hereby, rendered “insolvent”, as the term “insolvent” is used in the Bankruptcy Code or in the Uniform Fraudulent Conveyance Act as enacted in either any state in which any Property is located or the state in which Seller’s principal office is located (the “Creditors’ Rights Statutes”); (ii) has, or after completion of the transactions contemplated hereby will be left with, an unreasonably small capital within the meaning of the Creditors Rights Statutes; (iii) in entering into and carrying out its obligations hereunder, intends to incur, or believes that it will incur, debts beyond its ability to satisfy such debts as they mature within the meaning of the Creditors Rights Statutes; (iv) has commenced a case under Title 11 of the U.S. Code, or under any other applicable federal or state bankruptcy or similar law; (v) appointed a trustee or receiver of any property interest; (vi) made an assignment for the benefit of creditors; (vii) suffered an attachment, execution or other judicial seizure of a substantial property interest; (viii) suffered a dissolution or liquidation; or (ix) suffered the discontinuation of trading of shares on the New York Stock Exchange;

          (l) The representations and warranties of Seller set forth in this Agreement are true, accurate and complete; and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading.

Whenever in this Agreement there is a reference to the “knowledge” of Seller, such term refers to the actual (as opposed to the constructive or imputed) knowledge, with no duty to undertake inquiries or investigations, of (i) Stuart Rose, Chief Executive Officer of REX Stores, and (ii) Douglas Bruggeman, Chief Financial Office of REX Stores.

          6.2 Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

(a) Purchaser has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any agreement to which Purchaser is a party.

(c) This Agreement and all other documents and instruments executed by such Purchaser pursuant to this Agreement have been duly executed and constitute valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with its respective terms.

          6.3 Survival. The representations and warranties of Seller and Purchaser set forth in this Agreement shall be deemed remade as of Closing, and said representations and warranties as so remade shall survive Closing for a period of three hundred sixty five (365) days after the Closing Date (other than the representations made in Sections 6.1(a) and 6.2(a), which shall have no expiration date), after which all of the representations and warranties of Seller and Purchaser set forth in this Agreement shall become void and of no further force or effect.

          6.4 Indemnification. Seller hereby indemnifies and agrees to defend, hold harmless and protect Purchaser, each partner or shareholder, as the case may be, in Purchaser, and their respective officers, directors, members, shareholders, partners, employees, agents and consultants, from and against any and all loss, costs, expenses (including reasonable attorneys’ fees), obligations, liabilities, claims (including any claim for damage to property or injury to death of any persons), liens, or encumbrances, but not consequential damages, punitive damages or lost profits, arising from: (i) the Properties and arising or accruing on or before the Closing Date, including, without limitation, matters arising under Environmental Laws or relating to Hazardous Materials; (ii) any act, conduct, omission, contract or commitment of Seller occurring on or before the Closing Date; or (iii) any material inaccuracy in or material breach of any representation or warranty of Seller resulting from any breach or default by Seller under this Agreement, provided the claim for indemnity was timely made during the survival period set forth in Section 6.3 above. The party claiming indemnification under this Section 6.4 or under Section 3.2(c), Section 9 or Section 14.14 hereof (the “Indemnitee”) shall notify the other party (the “Indemnitor”) of any such claim for indemnification within forty-five (45) days after the Indemnitee receives notice of the basis for such claim, but failure to notify the Indemnitor shall in no case limit the obligations of the Indemnitor under this Section 6.4 except to the extent Indemnitor shall be prejudiced by such failure. Should Indemnitor fail to discharge or undertake to defend against such claim upon learning of the same, then the Indemnitee may litigate or settle such liability or submit such liability to arbitration or other alternative dispute resolution in its reasonable discretion and Indemnitor’s liability shall include, but not be limited to, the amount of such settlement. The provisions of this Section 6.4 shall survive the Closing for a period of two (2) years, if the Closing shall occur, and shall survive termination of this Agreement, if this Agreement shall be terminated.

SECTION 7 PURCHASE AS-IS

          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTIES IN THEIR “AS-IS, WHERE IS” CONDITION “WITH ALL FAULTS” AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO THEIR CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER.

SECTION 8 CLOSING COSTS

          8.1 Seller’s Closing Costs. Seller shall pay the following expenses incurred in connection with the transactions described herein Seller’s legal fees.

          8.2 Purchaser’s Closing Costs. Purchaser shall pay the following expenses incurred in connection with the transactions described herein: (a) Purchaser’s legal fees and expenses, (b) the cost to obtain new leases for the Leased Properties, if any, and (c) the cost to complete any of Purchaser’s due diligence.

SECTION 9 BROKERAGE COMMISSIONS

          Seller and Purchaser each warrant and represent to the other that neither has had any dealings with any broker, agent or finder relating to the sale of any Property or the other transactions contemplated hereby except Brown Gibbons Lang & Company whose fee shall be paid by Seller. Each agrees to indemnify, defend and hold the other harmless from and against any claim for brokerage commissions, compensation or fees by any broker, agent or finder in connection the sale of any Property or the other transactions contemplated hereby resulting from the acts of the indemnifying party. This Section 9 shall survive the Closing, if the Closing shall occur, and shall survive termination of this Agreement, if this Agreement shall be terminated.

SECTION 10 NOTICE

          All notices, demands and communications (a “Notice”) under this Agreement shall be delivered or sent by: (a) first class, registered or certified mail, postage prepaid, return receipt requested, (b) nationally recognized overnight courier, or (c) facsimile with confirmation of receipt of such facsimile, addressed to the address of the intended recipient set forth below or to such other address as either party may designate by notice pursuant to this Section. Notices shall be deemed given upon receipt or refusal. Any notice may be given by counsel to the party giving such notice.

Notices to Seller:	Rex Radio and Television, Inc.
Kelly & Cohen Appliances, Inc.
Stereo Town, Inc.
Rex Alabama, Inc.
2875 Needmore Road
Dayton, OH 45414
Attn: Douglas Bruggeman
Ph. (937)279-3931
Fax. (937)279-8643

With a copy to:	Dinsmore & Shohl LLP
10 Courthouse Plaza SW, Suite 1100
Dayton, Ohio 45402
Attn: Edward M. Kress and Karen R. Adams
Ph. (937)449-2830 and (937)449-2825
Fax. (937)463-4947

Notices to Purchaser:	Appliance Direct, Inc.
397 N. Babcock
Melbourne, Florida 32935
Attn: Sam Pak
Ph. (321) 255-3200
Fax. (321) 255-5866

With a copy to:	Schillinger & Coleman, P.A.
1311 Bedford Drive, Suite 1
Melbourne, FL 32940
Christopher J. Coleman
Ph: (321)255-3737
Fax: (321)255-3141

SECTION 11 CASUALTY AND CONDEMNATION

          11.1 Casualty. If any Property is damaged by fire or other casualty prior to the Implementation Date and the cost to repair would exceed twenty-five percent (25%) of the value of the retail space for such Property, then either Seller or Purchaser may terminate this Agreement, but only with respect to the Property that is affected by such casualty, by written notice to Seller given on or before the earlier of (i) twenty (20) days following such casualty or (ii) the Implementation Date. In the event of such termination, all exhibits and schedules hereto and definitions herein shall be deemed modified to remove such affected Property. If neither Seller or Purchaser are entitled to terminate this Agreement with respect to the affected Property pursuant to the foregoing (or otherwise under this Agreement) or, either Seller or Purchaser are so entitled to terminate this Agreement, but do not elect to do so, then the Property shall be delivered to Purchaser on the Implementation Date, including, without limitation, without abatement of the Purchase Price and with Seller’s delivery of the Lease, executed by Seller, for the affected Property, and Seller shall assign and transfer to Purchaser on the Implementation Date, without warranty or recourse, (A) all of Seller’s right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty (less Seller’s reasonable costs of collection thereof and, provided that Seller obtained Purchaser’s prior written approval therefor, the reasonable amounts spent by Seller toward the restoration or repair of the Property, as supported by reasonable evidence of such expenditures provided to Purchaser), and (B) all of Seller’s rights under any contract with respect to any restoration or repair. Seller shall credit Purchaser the amount of the deductible except to the extent that Seller has already expended the deductible on the aforementioned restoration or repair costs, as supported by reasonable evidence of such expenditures provided to Purchaser.

          11.2 Condemnation. If a Property or any portion thereof is taken in eminent domain proceedings prior to the Implementation Date, and if such taking materially adversely interferes with the value or operation of such Property, Purchaser may, as its sole and exclusive right and remedy, terminate this Agreement, but only with respect to the Property that is affected by such taking, by notice to Seller given on or before the earlier of (a) twenty (20) days after such taking or (b) the Implementation Date. In the event of such termination, all exhibits and schedules hereto and definitions herein shall be deemed modified to remove such affected Property. If Purchaser is not entitled to or does not elect to so terminate, the Property shall be delivered to Purchaser on the Implementation Date, including, without limitation, and Seller shall assign and transfer to Purchaser on the Implementation Date, without warranty or recourse, all of Seller’s right, title and interest in and to all condemnation awards paid or payable to Seller on account of such eminent domain proceedings (if any) less Seller’s reasonable costs of collection thereof and, provided that Seller obtained Purchaser’s prior written approval therefor, the reasonable amounts spent by Seller toward the restoration or repair of the Property, as supported by reasonable evidence of such expenditures.

SECTION 12 OPERATIONS PRIOR TO CLOSING OR TERMINATION

          Seller covenants and agrees with Purchaser that after the date hereof until the Implementation Date for each Site or termination of this Agreement, Seller shall conduct its business involving the Properties as follows:

          (a) Seller shall not transfer title to any Property or create any easements or mortgages encumbering any Property that will survive past the Implementation Date.

          (b) Subject to 12(c)-(d) below, Seller shall not enter into or amend the Service Contracts or any other contracts affecting the Properties, other than contracts entered into in the ordinary course of business and which are cancelable by the owner of such Property without penalty or fee at or prior to the Implementation Date.

          (c) Seller shall not amend or agree to amend any REA without Purchaser’s prior written consent, which Purchaser shall not unreasonably withhold or delay, and Seller shall pay and perform or cause to be paid and performed Seller’s obligations under the REAs and otherwise comply with the requirements of the REAs.

          (d) Seller shall maintain or cause to be maintained the Properties in the same condition and repair as existed as of the date Purchaser completes its due diligence, normal wear and tear and damage by fire or other casualty excepted, in which case Section 11 of this Agreement shall control.

          (e) Seller shall maintain or cause to be maintained the existing casualty, liability and other insurance policies relating to the Properties that are currently maintained by Seller as evidenced by the certificate attached hereto as Exhibit 12(e).

          (f) Seller shall promptly deliver to Purchaser copies of any (i) notices received by Seller from any governmental authority alleging any violation of any applicable law or ordinance with respect to any Property; (ii) notices from the parties under the REAs alleging any default or default with the giving of notice or passage of time, or both, on the part of Seller received by Seller; or (iii) notices from Seller alleging any default or any event which with the giving of notice or passage of time, or both, constitutes a default on the part of any party to the Space Leases or REAs; provided, however, that no such notice alleging a default on the part of any party to the REAs shall be given by Seller without Purchaser’s prior consent, which Purchaser may withhold in its sole discretion.

          (g) Seller shall not institute any zoning proceeding affecting any Property without Purchaser’s prior written consent, which Purchaser may withhold in its sole discretion. Seller shall regularly communicate with Purchaser regarding the status of and developments in any pending property tax complaints or proceedings. Seller shall deliver written notice to Purchaser prior to instituting any additional property tax complaints or proceedings.

SECTION 13 DEFAULTS AND REMEDIES

          13.1 Seller Defaults. In the event that Seller, on or prior to the Closing Date, shall default in the performance of its obligations hereunder (other than de minimis obligations that do not affect the use or value of the transactions contemplated hereunder in any material respect), Purchaser, as its sole and exclusive remedy and in lieu of all other rights or remedies otherwise provided at law or in equity, may either (a) seek specific performance of Seller’s obligations hereunder, or (b) terminate this Agreement.

          13.2 Purchaser Defaults. In the event that Purchaser, on or prior to the Closing Date, shall default in the performance of its obligations under this Agreement (other than de minimis obligations that do not affect the value of the transactions contemplated hereunder in any material respect), then Seller, as its sole and exclusive remedy and in lieu of all other rights or remedies otherwise provided at law or in equity, may terminate this Agreement and receive and retain the Earnest Money as full and complete liquidated damages for such default of Purchaser. The parties hereto acknowledge that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default. Seller’s receipt of the Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain such sums as full liquidated damages is Seller’s sole and exclusive remedy in the event the purchase and sale of the Property is not consummated because of a default hereunder by Purchaser, and, upon receipt of such sums, Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (i) for specific performance of this Agreement, or (ii) to recover actual, punitive, consequential, special or exemplary damages in excess of such sums in connection with any such default.

          13.3 Dispute Resolution. All disputes that cannot be resolved between the respective chief executive officers of the Seller and Purchaser shall be referred to mediation prior to commencement of litigation. Mediation shall be held in Brevard County, Florida and shall be conducted by a mediator mutually acceptable by the parties. If the parties are unable to agree on a mediator, each party shall nominate a Florida Supreme Court Certified Mediator who shall jointly select the mediator to be appointed as the mediator for the parties.

SECTION 14 MISCELLANEOUS

          14.1 Entire Agreement; Amendments. This Agreement, together with the exhibits attached hereto, constitutes the entire agreement of the parties hereto regarding the purchase and sale of the Properties, and all prior agreements, understandings, representations and statements, oral or written, including any so-called offer letters or letters of intent, are hereby merged herein and superseded hereby. This Agreement may be amended or modified only by an instrument in writing, signed by the party or parties intended to be bound thereby.

          14.2 Time. All parties hereto agree that time is of the essence in the performance of the provisions of this Agreement.

          14.3 Counterpart Execution. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original. The execution of this Agreement by facsimile signature or other electronic means shall be binding and enforceable as an original.

          14.4 Governing Law. This Agreement shall be deemed to be a contract made under the internal laws of the State of Ohio and for all purposes shall be governed by and interpreted in accordance with the laws of the State of Ohio.

          14.5 Assignment; Third Party Beneficiaries. Neither Purchaser or Seller shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party. Notwithstanding this foregoing, without the prior written consent of Seller, Purchaser shall have the right to designate a nominee or nominees to enter into the Leases, which nominee shall be an affiliate of Purchaser. Subject to the foregoing, this Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any Person, other than the parties hereto and, subject to the restrictions on assignment herein contained, their respective successors and assigns.

          14.6 Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

          14.7 Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

          14.8 WAIVER OF TRIAL BY JURY. SELLER AND PURCHASER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND PURCHASER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

          14.9 No Waiver. No covenant, term or condition of this Agreement, other than as expressly set forth herein, shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

          14.10 Time of Performance. Whenever the time for performance of an obligation under this Agreement occurs or expires on a day other than a Business Day, the time for performance thereof shall be extended to the next Business Day. For the purpose of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday, U.S. national holiday or holiday in the State of Ohio.

          14.11 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, REX Stores, Seller and Purchaser shall cooperate with each other and use commercially reasonable efforts to perform their respective obligations hereunder and cause to be made the respective deliveries required to be made by them.

          14.12 Further Assurances. If at any time any of the parties hereto reasonably determine that any further assignments, conveyances or assurances are reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated herein, the appropriate parties hereto shall execute and deliver, or cause to be executed and delivered, any and all proper deeds, assignments and assurances and to do, or cause to be done, all things reasonably necessary or proper to carry out fully the provisions hereof.

          14.13 Non-Solicitation. Seller agrees not to market for a sale, debt financing, joint venture or other direct or indirect disposition of any Property or the Properties (each, a “Prohibited Transaction”), negotiate for any Prohibited Transaction, or accept any offers for a Prohibited Transaction until the earliest to occur of (a) this Agreement is terminated with respect to the affected Property pursuant to the terms hereof, or (b) the termination of this Agreement in its entirety.

          14.14 Joint and Several Liability. The obligations and undertakings of Seller One, Seller Two and Seller Three and REX Stores under this Agreement are joint and several.

          14.15 Press Releases/Announcement to Seller’s Employees. Seller and Purchaser covenant and agree to coordinate press releases and announcements to Seller’s employees and third parties regarding this Agreement.

[signatures on following page]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

REX STORES:	PURCHASER:

REX STORES CORPORATION,	APPLIANCE DIRECT, INC.,
a Delaware corporation	a Florida corporation

By:	By:

Name:	Name:

Title:	Title:

SELLER:

REX RADIO AND TELEVISION, INC.,
an Ohio corporation

By:

Name:

Title:

KELLY & COHEN APPLIANCES, INC.,
an Ohio corporation

By:

Name:

Title:

STEREO TOWN, INC.,
a Georgia corporation

By:

Name:

Title:

REX ALABAMA, INC.,
an Ohio corporation

By:

Name:

Title:

Exhibit 2.2

Properties

Lease for Store Number:	Location:	Landlord

14	7163 Airport Boulevard
	Mobile, Alabama	Seller One
23	Daphne, Alabama	Seller One
24	Gadsden, Alabama	Seller One
27	Dothan, Alabama	Seller One
29	Auburn, Alabama	Seller One
102	Florence, Alabama	Seller One
103	Decatur, Alabama	Seller One
181	Montgomery, Alabama	Seller One
139	Springdale, Arkansas	Seller One
154	Brunswick, Georgia	Seller Two
208	Pocatello, Idaho	Seller One
228	Ammon, Idaho	Seller One
247	Danville, Illinois	Seller Two
82	Ottumwa, Iowa	Seller Two
290	Clinton, Iowa	Seller Two
11	Baton Rouge, Louisiana	Seller One
264	Monroe, Michigan	Seller One
17	Gautier, Mississippi	Seller One
25	Greenville, Mississippi	Seller One
137	Meridian, Mississippi	Seller One
138	Columbus, Mississippi	Seller One
296	Natchez, Mississippi	Seller One
127	Vicksburg, Mississippi	Seller One
293	Lumberton, North Carolina	Seller Two
12	Lima, Ohio	Seller One
170	Middletown, Ohio	Seller One
201	New Philadelphia OH	Seller One
298	Troy, Ohio	Seller One
318	Ponca City, Oklahoma	Seller Three
85	New Castle, Pennsylvania	Seller Two
84	Hermitage, Pennsylvania	Seller Two
62	Rapid City, South Dakota	Seller One
184	Chattanooga, Tennessee	Seller Two
207	Morristown, Tennessee	Seller Two
195	San Angelo, Texas	Seller One**
215	Manitowoc, Wisconsin	Seller One
321	Sheboygan, Wisconsin	Seller One

Seller Key:

Seller One: Rex Radio and Television, Inc.

Seller Two: Kelly & Cohen Appliances, Inc.

Seller Three: Stereo Town, Inc.

** Subject to termination of existing contract to purchase which is anticipated to be received on February 3, 2009.

Exhibit 2.2(a)

Form of Lease

LEASE

          THIS LEASE, entered into at Melbourne, Florida as of this _______ day of _____________, 2009 (“Effective Date”) by and between [[Owner]], a[n] __________________ (“Landlord”), and _________________________________, a Florida corporation (“Tenant”).

WITNESSETH:

          IN CONSIDERATION of the mutual covenants hereinafter contained, and each act performed hereunder by either of the parties, Landlord and Tenant agree as follows:

SECTION 1 BASIC LEASE PROVISIONS

1.1 This Article I is an integral part of this Lease and all of the terms hereof are incorporated into this Lease in all respects. In addition to the other provisions which are elsewhere defined in this Lease, the following, whenever used in this Lease, shall have the meanings set forth in this Article I:

          (a) Premises: Property described on Exhibit B attached hereto and made a part hereof, together with all buildings and improvements located thereon. The building(s) on the Premises contain _____ square feet of gross floor area.

(b) Tenant’s Trade Name: Appliance Direct.

          (c) Permitted Use: the sale at retail of consumer appliances, including, but not limited to, refrigerators, freezers, vacuum cleaners, washers, dryers, dishwashers, stoves/ovens, microwaves, and such other items as determined by Tenant together with related accessories, including attendant warehouse space (Article VIII).

          (d) Lease Term or Term: Period commencing on Delivery of Possession Date and ending on six (6) years and three (3) months thereafter (Article III), plus, if and upon any exercise by Tenant of any Renewal Term, such Renewal Term(s) that has (have) been exercised.

(e) Rent Commencement Date: The Delivery of Possession Date (Article III).

(f) Expiration Date: Seventy Five months from Rent Commencement Date (Article III).

(g) Minimum Rent during Lease Term: See Rent Schedule A (Article IV).

(h) Delivery of Possession Date: [[Possession]] (Article VI).

(i) Options to Renew: See Rent Schedule A. One (1) period containing five (5) lease years (“Renewal Term”); not less than one hundred eighty (180) days prior notice to exercise required.

(j)	Tenant:	397 North Babcock Street
Melbourne, Florida 32935
Attention:

Federal I.D. #

(k)	With Copies:	Schillinger & Coleman, P.A.
1311 Bedford Drive, Suite 1
Melbourne, FL 32940
Attention: Christopher J. Coleman

(l)	Landlord:

2875 Needmore Road
Dayton, Ohio 45414
Federal I.D. #

(m)	With Copies:	Dinsmore & Shohl LLP.
10 Courthouse Plaza SW, Suite 1100
Dayton, Ohio 45402
Attention: Edward M. Kress

(n)	With Copies:	Schillinger & Coleman, P.A.
1311 Bedford Drive, Suite 1
Melbourne, FL 32904
Christopher J. Coleman

(o) Related Lease(s): Those leases between [each landlord entity] and [each tenant entity] identified on Schedule I(2115) attached hereto and made a part hereof.

SECTION 2 PREMISES

2.1 Landlord leases to Tenant, and Tenant leases from Landlord, the premises described in Article I(A), Section 1 (“Premises”).

2.2 Landlord reserves the right to maintain, repair, and replace utility lines under, over, upon or through the Premises as may be reasonably necessary or advisable so long as Tenant’s use of the Premises, including uninterrupted utility service, is not adversely affected.

SECTION 3 TERM

          A. The terms and provisions of this Lease (excluding specifically, payment of Minimum Rent as hereinafter defined) shall become effective on the Effective Date. The Lease Term shall commence upon the Rent Commencement Date and shall expire on the Expiration Date, unless sooner terminated. The term “lease year” shall mean a period of twelve (12) consecutive full calendar months, commencing upon the Rent Commencement Date. If the Rent Commencement Date does not occur on the first day of a calendar month, the first lease year shall include any partial calendar month.

SECTION 4 RENT

          Minimum Rent. Tenant agrees to pay to Landlord, at its office or other place as Landlord may from time to time designate, as “Minimum Rent” for the Premises during the Lease Term, without any deduction or setoff, the amount(s) set forth in Schedule A, in advance, on the first day of each calendar month. Minimum Rent and Additional Rent (as hereinafter defined) shall be prorated on a per diem basis (based upon a thirty (30) day calendar month) for any partial month included in the first lease year.

          Notwithstanding Tenant’s obligation to pay Minimum Rent and/or Additional Rent as of the first day of each month during the Lease Term, in the event that an insolvency, bankruptcy or similar proceeding is filed by or against Tenant, Tenant shall be obligated to pay all such Minimum Rent and/or Additional Rent on a ratable basis from the date of the commencement of any such proceeding through the end of the month in which such proceeding is commenced.

SECTION 5 TAXES

5.1 Real Estate Taxes and Assessments. Tenant agrees to pay all real estate taxes and assessments, both general and special, levied and assessed against the land, buildings, and all other improvements which may be added thereto, or constructed within the tax parcel(s) comprising the Premises which are due and payable during the term of this Lease (“Taxes”). The term Taxes shall be further defined as the amount set forth on any invoice or statement issued by the taxing authority for the Premises tax parcel(s) which is due and payable by Landlord in the calendar month prior to the accrual of any penalties and/or interest.

          Tenant shall pay the Taxes to the taxing authority and, upon Landlord’s request, provide Landlord with evidence that the Taxes have been.

SECTION 6 CONSTRUCTION

6.1 Landlord’s Work. Landlord shall have no obligation to (i) perform or cause the performance of construction of any improvements to the Premises or (ii) remove any of the existing improvements, including, but not limited to, interior or exterior signage currently located on the Premises.

6.2 Delivery of Premises. Landlord shall deliver possession of the Premises to Tenant on the date indicated on the implementation schedule by and between Tenant and Rex Stores Corporation which is attached hereto and made a part hereof as Implementation Schedule B.

Tenant accepts the Premises in an “as is” condition. Tenant hereby acknowledges that, except as provided in Article VI(C), Landlord has made no representations or warranties to Tenant with respect to the condition of the Premises or the working order of any systems or improvements therein existing as of the date of delivery.

6.3 Landlord Warranty. Landlord warrants, for ninety (90) days from the Rent Commencement Date (the “Warranty Period”) that all materials, equipment and systems incorporated into the Premises shall be suitable for use under normal operating conditions in existence at the Premises. If Tenant notifies Landlord in writing during the Warranty Period, or no later than thirty (30) days after the expiration of the Warranty Period, that the warranty set forth herein has been breached (it being acknowledged by Tenant that damage arising from Tenant’s misuse or negligence, acts of God or ordinary wear and tear are not covered by Landlord’s warranty), Landlord shall cause such defects or deficiencies to be promptly cured at Landlord’s cost.

SECTION 7 UTILITIES/ASSESSMENTS

7.1 Utility Charges. Commencing on the Delivery of Possession Date, Tenant shall pay for all utilities provided to or for the benefit of the Premises, including but not limited to water/sewer, demand or reservation fees, connection fees, tap fees, gas, electricity, fuel, light, heat, power, telephone, cable, and trash and garbage removal, together with all taxes levied or other charges on such utilities and governmental charges based on utility consumption. Tenant shall, at its sole cost and expense, pay for the cost of installation of meters for the Premises and any and all related costs and expenses if such meters do not exist at the Premises on the date possession of the Premises is made available to Tenant.

7.2 No Landlord Liability. In no event shall Landlord be liable for the quality, quantity, failure, or interruption of the foregoing utility services to the Premises.

7.3 Tenant shall pay, as Additional Rent, any amounts invoiced to Landlord for common area, private road or other similar assessments pursuant to covenants or restrictions of record.

SECTION 8 USE OF PREMISES BY TENANT

          Tenant’s Use of Premises. Tenant shall use the Premises only for the uses set forth in Article I(A), Section 3, of this Lease and for no other purpose.

SECTION 9 TENANT’S COVENANTS WITH RESPECT TO OCCUPANCY

9.1 Tenant agrees:

          (a) To occupy the Premises in a safe and careful manner and in compliance with all laws, ordinances, rules, regulations and orders of any governmental bodies having jurisdiction over the Premises, and without committing or permitting waste;

(b) To neither do nor suffer anything to be done or kept in or about the Premises which contravenes Landlord’s insurance policies or increases the premiums therefor;

          (c) To keep its show or display windows, canopy and electric signs lighted until at least 9:00 P.M. local time of each day (except Sunday, in which event signs will be lighted until 7:00 P.M. local time) or until thirty (30) minutes after the close of each business day, whichever is the later;

(d) To permit no reproduction of sound which is audible outside the Premises nor permit odors to be unreasonably dispelled from the Premises;

          (e) To place no sign on the exterior of the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and in accordance with the requirements of Exhibit “B” attached hereto; provided, however, that Landlord hereby consents to all such signs that are being displayed as of the Effective Date. Tenant shall maintain all signs placed upon the Premises by Tenant in good condition and repair. Landlord further agrees to permit Tenant to paint the exterior of the Premises Tenant’s trademarked colors as used in the majority of Appliance Direct retail stores provided (i) the exterior surface of the Premises is not brick, and (ii) Tenant obtains the written consent of any governmental entity or third party that may have a right to approve exterior finishes of the Premises. Upon vacating the Premises, Tenant agrees to remove all signs installed by Tenant and repair all damage caused by such removal in accordance with Article IX, Section D, of this Lease;

(f) To place no merchandise, sign or other thing of any kind in the vestibule or entry of the Premises or on the sidewalks or other areas adjacent thereto;

          (g) To keep any rubbish, garbage and waste generated by Tenant from the Premises in proper dumpsters provided by Tenant adjacent to the Premises until such rubbish, garbage and waste is removed from the Premises and to permit no refuse to accumulate around the exterior of the Premises;

          (h) To permit Landlord free access to the Premises at all reasonable times for the purpose of examining or making repairs to the Premises that Landlord may deem necessary or desirable for the safety or preservation thereof;

          (i) Not to permit to be attached or recorded against the Premises any lien, encumbrance or charge arising out of any work performed or materials furnished by any contractor, mechanic, laborer, or materialman for or at the request of Tenant. Tenant will not enter into any mortgages, conditional sale, security agreement or like instrument nor suffer any other matter or thing whereby the estate, right and interest of Landlord in the Premises or any part thereof might be impaired or diminished. If any lien or notice of lien on account of an alleged debt of Tenant or any notice of contract by a party engaged by Tenant or Tenant’s contractor to work on the Premises is filed against the Premises, Tenant will, within ten (10) calendar days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction, letter of credit or other adequate security. If Tenant fails to cause such lien or notice of lien to be discharged within such period, Landlord, its managing agent, or Landlord’s lender, may, but shall not be obligated to, discharge the same either by paying the amounts claimed to be due or by procuring the discharge of such lien by deposit, bond or otherwise, and Tenant shall, immediately upon demand, reimburse Landlord, its managing agent, or Landlord’s lender for any and all costs and expenses incurred by Landlord, its managing agent, or Landlord’s lender, to discharge such lien including, without limitation, all attorneys’ fees, court costs and similar expenses, plus an administrative fee equal to fifteen percent (15%) of all out of pocket costs incurred by Landlord, its managing agent, or Landlord’s lender. In addition, Tenant shall indemnify and hold Landlord, its managing agent, and Landlord’s lender, if any, harmless from and against all loss, cost, expense and liability whatsoever (including Landlord’s or its managing agent’s cost of defending against the foregoing, such cost to include attorneys’ fees) resulting or occurring by reason of any claims or causes of actions that may arise as a result of any lien, notice of lien or, claim relating to work and/or materials furnished to the Premises at the request of Tenant, its employees, agents or contractors;

(j) To comply with all reasonable rules and regulations which Landlord may from time to time establish for the use and care of the Premises;

          (k) To permit Landlord or its agents, during the ninety (90) day period preceding the expiration of the Term of this Lease, to show the Premises to potential tenants, and to place on the Premises notices offering the Premises for lease or sale; and

          (l) That it shall make no installations upon nor any penetrations through the roof or the exterior walls of the Premises without the prior written consent of Landlord; provided, however, Landlord hereby consents to any existing installations of equipment on the roof or the exterior walls as of the date of Delivery of Possession Date. Any unauthorized roof installations or penetrations by Tenant shall be subject to immediate removal and repair, at Tenant’s sole cost and expense, upon notice from Landlord. Repairs shall be made with materials of equal or better quality and by contractors approved by Landlord.

9.2 Pest Control:

Tenant shall, at its sole cost and expense, contract for termite and pest extermination services covering the Premises.

SECTION 10 REPAIRS AND ALTERATIONS

10.1 Repairs by Landlord. This is a triple net lease and Landlord has no obligation to maintain, repair or replace any part or component of the Premises except structural components that affect the structural integrity of the building’s major components including the roof. Landlord shall commence or complete necessary repairs promptly and adequately after written notice from Tenant.

10.2 Repairs by Tenant. Tenant shall keep the Premises and any fixtures, facilities, signs or equipment contained therein, in good condition and repair, ordinary wear and tear excepted, including, but not limited to, non-structural components, exterior and interior portions of all doors, door checks and operations, windows, plate glass, and showcases surrounding the Premises, the heating, air conditioning, electrical, plumbing and sewer systems, the exterior doors, window frames, all portions of the store front area, signage, sidewalks and the parking lot.

Tenant shall replace all broken and/or cracked plate and window glass which may become necessary during the Term of this Lease, and any renewals thereof, excepting any repairs to items of Landlord’s original construction made necessary by reason of damage due to fire or other casualty covered by standard fire and extended coverage insurance. If Tenant fails to commence or complete repairs promptly and adequately after thirty (30) days prior written notice from Landlord, Landlord may make or complete said repairs and Tenant shall pay the cost thereof to Landlord upon demand, together with the sum of ten percent (10%) of said costs for overhead. The provisions of this Article X, Section B, shall not apply in the case of damage or destruction by fire or other casualty or by eminent domain, in which events the obligations of the parties shall be controlled by either Article XII or Article XIV hereof.

10.3 Alterations or Improvements by Tenant. Tenant shall not, without Landlord’s prior written consent, make, nor permit to be made, any alterations, additions or improvements to the Premises, which consent Landlord may withhold in its sole discretion. Any alterations which may be permitted by Landlord shall be based upon plans and specifications submitted by Tenant and approved by Landlord and upon the condition that Tenant shall promptly pay all costs, expenses, and charges thereof, shall make such alterations and improvements in accordance with applicable laws and building codes and ordinances and in a good and workmanlike manner, and shall fully and completely indemnify Landlord, its managing agent, and Landlord’s lender against any mechanic’s lien or other liens or claims in connection with the making of such alterations, additions, or improvements. Tenant shall promptly repair any damages to the Premises, or to the buildings of which the Premises are a part, caused by any alterations, additions or improvements to the Premises by Tenant.

10.4 Removal of Improvements and Trade Fixtures. At the expiration or earlier termination of the Lease Term, all improvements included in the Premises at the Delivery of Possession Date, all heating and air conditioning equipment added by Tenant after the Delivery of Possession Date, and all alterations, additions and other improvements by Tenant shall become the property of Landlord and shall not be removed from the Premises. Any trade fixtures, furniture, furnishings, and signs installed in the Premises by Tenant which remain in the Premises after Tenant vacates the Premises shall be deemed abandoned by Tenant and Landlord may dispose of such items as Landlord deems necessary, at Tenant’s cost. Notwithstanding anything contained to the contrary in this Lease, if Tenant removes such items from the Premises but fails to repair any damage caused by such removal, Landlord may make or complete said repairs without providing Tenant notice prior to the commencement of said repairs. To the extent Landlord exercises self help under this paragraph, Tenant shall reimburse Landlord the cost thereof upon demand, together with the sum of ten percent (10%) of said costs for overhead. Tenant’s obligations under this Article X. Section 4 shall survive the termination of this Lease.

SECTION 11 INDEMNITY AND INSURANCE

11.1 Indemnification by Tenant. Tenant will indemnify and hold Landlord, its managing agent, and Landlord’s lender harmless from and against all loss, cost, expense, and liability whatsoever (including Landlord’s cost of defending against the foregoing, such cost to include attorney’s fees) resulting or occurring by reason of Tenant’s construction, use or occupancy of the Premises.

11.2 Tenant’s Insurance. Effective as of the Delivery of Possession Date and continuing throughout the Lease Term and any extensions or renewals thereof, including, without limitation, any holdover with or without Landlord’s consent, Tenant shall procure, pay for and keep in full force and effect, the following types of insurance:

          (a) Commercial General Liability Insurance Policy insuring the Premises and Tenant’s use thereof, together with contractual liability endorsements covering Tenant’s obligations set forth in Article XI, Section A, above, in a form satisfactory to Landlord with companies having an A.M. Best Rating or its equivalent of A-VIII or better, and with a minimum limit of One Million and 00/100 Dollars ($1,000,000.00) on account of bodily injuries to or death or property damage for each occurrence and a minimum limit of Two Million Dollars ($2,000,000.00) annual general aggregate. The aggregate limit may be satisfied through a combination of primary and umbrella/excess liability insurance. Such insurance shall also provide that the general aggregate limits apply separately to each insured location, if applicable. The foregoing policy shall name Landlord and such other parties as Landlord may from time to time designate in writing to Tenant as additional insureds under Tenant’s insurance policy and shall bear endorsements to the effect that the insurer agrees to notify all additional insureds not less than thirty (30) days in advance of any modification or cancellation thereof;

          (b) Special Form Cause of Loss Policy insuring against fire and such other risks as are, from time to time, included in standard extended coverage endorsements (including, but not limited to earthquake, flood, boiler and machinery, plate glass, power failure, mold, windstorm, terrorism, seepage or leakage), insuring all leasehold and building improvements in the Premises which were originally constructed by Tenant, Tenant’s stock-in-trade, trade fixtures, furniture, furnishings, special equipment, floor and wall coverings, and all other items of personal property of Tenant located on or within the Premises, such coverage to be in an amount equal to one hundred percent (100%) of the replacement cost thereof. The foregoing policy shall name Landlord and such other parties as Landlord may from time to time designate in writing to Tenant as loss payee under Tenant’s insurance policy and shall bear endorsements to the effect that the insurer agrees to notify all loss payees not less than thirty (30) days in advance of any modification or cancellation thereof;

          (c) Workers’ compensation insurance (meeting the requirements of the state workers’ compensation laws) and employer liability insurance covering all of Tenant’s employees at the Premises. Tenant shall also use good faith efforts to ensure all contractors, sub-contractors, vendors, leased employees, and temporary employees are properly insured for workers’ compensation;

          (d) Business interruption or loss of income insurance in an amount equal to the Minimum Rent, Percentage Rent, if any, and any other Additional Rent (hereunder defined) payable under this Lease for a minimum period of twelve (12) months;

(e) Plate glass insurance covering all plate glass on the Premises at full replacement value; and,

          (f) Any insurance policies designated necessary by Landlord with regard to Tenant’s, or Tenant’s contractors’ construction of Tenant’s Work, as well as with regard to the construction of alterations including, but not limited to, contingent liability and “all risk” builders’ risk insurance.

          Tenant shall deposit with Landlord prior to the date of any use or occupancy of the Premises by Tenant certificates evidencing Tenant’s compliance with each of the required coverages. To the extent that any of the foregoing policies shall change in name and/or coverage due to general changes in the insurance industry, Tenant shall obtain and maintain the equivalent policies and coverages as are then recognized in the insurance industry.

11.3 Landlord’s Liability. Landlord shall not be liable (i) for any damage to Tenant’s property located in the Premises, regardless of the cause of such damage, nor (ii) for any condition of the Premises whatsoever.

11.4 Landlord’s Insurance. Effective as of the Delivery of Possession Date and continuing throughout the Lease Term and any extensions or renewals thereof, including, without limitation, any holdover with or without Landlord’s consent, Landlord shall procure and keep in full force and effect, the following types of insurance:

          (a) Landlord, at Tenant’s cost, shall carry insurance under a Special Form Cause of Loss Policy (or an equivalent policy that becomes the insurance industry standard in the future) on the Premises in an amount equal to at least eighty percent (80%) of the insurable value of such improvements, together with endorsements insuring against such other risks as Landlord reasonably deems appropriate (including, but not limited to, earthquake, flood, boiler and machinery, power failure, mold, windstorm, terrorism, seepage or leakage and loss of rent) and in such amounts as Landlord deems appropriate. Tenant shall pay to Landlord the costs for such insurance within ten (10) days of receipt of Landlord’s invoice to Tenant for the premium for such insurance.

          (b) Landlord, at Tenant’s cost, shall carry commercial general liability insurance with respect to the Premises up to a maximum limit of Seventy-Five Million and 00/100 Dollars ($75,000,000). Tenant shall pay to Landlord the costs for such insurance, not to exceed Seven Hundred and 00/100 Dollars ($700.00) per year, within ten (10) days of receipt of Landlord’s invoice to Tenant for the premium for such insurance.

11.5 Mutual Waiver of Subrogation. All insurance policies required to be carried by either party covering the Premises, including but not limited to contents, fire, and casualty insurance, shall to the extent permitted by law expressly waive any right on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same shall be obtainable without extra cost, or if extra shall be charged therefor, so long as the other party pays such extra cost. If cost shall be chargeable therefor, each party shall advise the other thereof and of the amount of extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so. The failure of any insurance policy to include such waiver clause or endorsement shall not affect the validity of this Lease. Tenant and Landlord further agree to waive all claims, causes of action and rights of recovery against the other, and their respective agents, officers, and employees, for any injury to or death of persons or any damage or destruction of persons, property or business which shall occur on or about the Premises originating from any cause whatsoever including the negligence of either party and their respective agents, officers, and employees to the extent such injury, death or property damage is required to be covered by a policy or policies maintained by either Landlord or Tenant pursuant to this Lease. Notwithstanding the above, Landlord and Tenant agree and acknowledge that the waiver of subrogation herein contained shall expressly extend to and include any uninsured loss paid by the insured in the form of a deductible or self-funded retention cost.

SECTION 12 DAMAGE AND DESTRUCTION

          In the event the Premises are damaged by any peril covered by standard policies of fire and extended coverage insurance, the damage shall, except as hereinafter provided, promptly be repaired by Landlord, at Landlord’s expense, but, in no event shall Landlord be required to repair or replace Tenant’s leasehold and building improvements in the Premises originally constructed by Tenant after the Delivery of Possession Date, Tenant’s stock-in-trade, trade fixtures, furniture, furnishings, equipment or personal property, which shall be the obligation of Tenant to replace to at least equal condition immediately prior to such damage. In the event (a) the Premises are damaged to the extent of twenty-five percent (25%) or more of the cost of replacement of the Premises, or (b) any damage to the Premises occurs during the last three (3) years of the Term of this Lease, Landlord may elect either to repair or rebuild the Premises or to terminate this Lease upon giving notice of such election in writing to Tenant within ninety (90) days after the event causing the damage. If the casualty, repairing, or rebuilding shall render the Premises untenantable, in part, a proportionate abatement of the Minimum Rent in proportion to the sales floor area of the Premises rendered untenantable shall be allowed until the date Landlord completes the repairs or rebuilding. If the casualty, repairing, or rebuilding shall render the Premises untenantable, in whole, an abatement of the Minimum Rent of the Premises shall be allowed until the date Landlord completes the repairs or rebuilding.

SECTION 13 ASSIGNING AND SUBLETTING

          Tenant shall not assign this Lease nor sublet the Premises or any part thereof, without in each case the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Notwithstanding the foregoing, Tenant may assign or sublease this Lease to an affiliated entity provided however such assignment or sublease shall not relieve Tenant from primary liability for the performance of Tenant’s obligations under this Lease. Tenant shall not permit any business to be operated in or from the Premises by any concessionaire or licensee without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. In the event Tenant shall request Landlord’s consent to an assignment of this Lease or subletting of the Premises, Tenant shall pay Landlord, as a condition to obtaining Landlord’s consent the reasonable costs and expenses incurred by Landlord to review and/or prepare documents in connection with such assignment or sublease not to exceed Five Hundred and 00/100 Dollars ($500.00) per request, regardless of whether such assignment or sublease is consummated by Tenant. No consent by Landlord shall operate to relieve Tenant from primary liability for the performance of Tenant’s obligations under this Lease.

          Any sale, assignment, bequest, inheritance, transfer or other disposition of the ownership of Tenant’s entity which shall result in a change in the effective control of Tenant including, without limitation, the sale of (a) stock in a corporate tenant, (b) partnership interests in a partnership tenant, or (c) member interests in a limited liability company tenant shall be deemed an assignment of this Lease requiring Landlord’s prior written consent.

SECTION 14 EMINENT DOMAIN

          In the event the Premises or any part thereof shall be taken or condemned either permanently or temporarily for any public or quasi-public use or purpose by any authority in appropriate proceedings or by any right of eminent domain, the entire compensation award thereof, including, but not limited to, all damages as compensation for diminution in value of the leasehold, reversion and fee, shall belong to Landlord, without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its right, title, and interest to any such award. Tenant shall have the right to recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded to Tenant.

          In the event of a taking under the power of eminent domain of (i) more than twenty-five percent (25%) of the Premises, either Landlord or Tenant shall have the right to terminate this Lease by notice in writing given within ninety (90) days after the condemning authority takes possession, in which event all rents and other charges shall be prorated as of the date of such termination.

          In the event of a taking of any portion of the Premises not resulting in a termination of this Lease, Landlord shall use so much of the proceeds of Landlord’s award for the Premises as is required therefor to restore the Premises to a complete architectural unit and this Lease shall continue in effect with respect to the balance of the Premises, with a reduction of Minimum Rent in proportion to the portion of the Premises taken.

SECTION 15 DEFAULT BY TENANT

          If (a) Tenant defaults in the payment of Minimum Rent or other charges and such payment is not made within ten (10) days following Landlord’s written notice that same is due, provided that in no event shall Landlord be obligated to provide Tenant with written notice of any monetary default, more than once in any twelve (12) month period, or (b) if Tenant shall default in the performance of any other of Tenant’s obligations hereunder and Tenant fails to remedy such default within thirty (30) days after written notice from Landlord, or such longer time, but not to exceed an additional sixty (60) days, as may be reasonably required to cure because of the nature of the default (provided, as to such longer time, that within the thirty (30) day period Tenant has notified Landlord that more time reasonably is needed and has undertaken procedures to cure the default within such thirty (30) day period and that Tenant thereafter diligently and continuously pursues such effort to completion and promptly responds to any request from Landlord for updates on Tenant’s progress) or (c) if a receiver of any property of Tenant on the Premises is appointed, or Tenant’s interest in the Premises is levied upon by legal process, or Tenant be adjudged bankrupt and Tenant fails within thirty (30) days to cause the vacation of such appointment, levy or adjudication, or if Tenant files a voluntary petition in bankruptcy, disposes of all or substantially all of its assets in bulk, or makes an assignment for the benefit of its creditors, or (d) Tenant vacates or abandons the Premises, then and in any such instance, without further notice to Tenant, or (e) a default occurs under any of the Related Leases, Landlord shall have the right to exercise any and all rights or remedies available to Landlord at law, in equity or otherwise, arising from such default, including but not limited to the right to (i) terminate this Lease, or (ii) enter upon the Premises without terminating this Lease and relet the Premises in Landlord’s name for the account of Tenant for the remainder of the Term upon terms and conditions reasonably acceptable to Landlord and immediately recover from Tenant any deficiency for the balance of the Term, plus expenses of reletting. In addition to the foregoing, any time after such default and the lapse of any applicable notice period, Landlord shall have the right to make such payments in default or perform such act in default for the account and at the expense of Tenant, and all unpaid Minimum Rent, Percentage Rent or other charges which are not paid when due and all sums paid by Landlord pursuant to this sentence, including reasonable attorneys’ fees as specifically provided below, shall accrue interest at the annual rate of (i) fifteen percent (15%), or (ii) five percent (5%) above the prime lending rate of JPMorgan Chase Bank, whichever is greater, which shall constitute Additional Rent under this Lease and shall be payable upon demand. Landlord shall use commercially reasonable efforts to mitigate the damages suffered by Landlord rising from the default by Tenant of any of its obligations under this Lease. If Tenant shall issue a check to Landlord which is dishonored by Tenant’s depository bank and returned unpaid for any reason, including without limitation, due to insufficient funds in Tenant’s checking account, Tenant shall pay to Landlord in addition to any other rights or remedies available to Landlord at law, the sum of Seventy-five and 00/100 Dollars ($75.00) for Landlord’s administrative expense in connection therewith.

          Tenant’s failure to pay Rent, Additional Rent, or any other Lease costs when due under this Lease may cause Landlord to incur unanticipated costs. The exact amount of such costs is impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by any ground lease, mortgage, or deed of trust encumbering the Premises. Therefore, if Landlord does not receive the Rent, Additional Rent, or any other Lease costs in full on or before the tenth (10th) day of the month it becomes due, Tenant shall pay Landlord a late charge, which shall constitute liquidated damages, equal to Fifty Dollars ($50.00) (“Late Charge”), which shall be paid to Landlord together with such Rent, Additional Rent, or other Lease costs then in arrears. The parties agree that such Late Charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of such late payment. All Late Charges and any returned check charges shall then become Additional Rent and shall be due and payable immediately along with such other Rent, Additional Rent, or other Lease costs then in arrears. Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: (i) to any unpaid Additional Rent, including, without limitation, Late Charges, returned check charges, legal fees and/or court costs legally chargeable to Tenant, and then (ii) to unpaid Minimum Rent. Nothing herein contained shall be construed so as to compel Landlord to accept any payment of Rent, Additional Rent, or other Lease costs in arrears or Late Charge or returned check charge should Landlord elect to apply its rights and remedies available under this Lease or at law or equity in the event of default hereunder by Tenant. Landlord’s acceptance of Rent, Additional Rent, or other Lease costs in arrears or Late Charge or returned check charge pursuant to this clause shall not constitute a waiver of Landlord’s rights and remedies available under this Lease or at law or equity.

          At any time after the termination of this Lease, Landlord shall be entitled to additional damages (“Liquidated Damages”), which, at the election of Landlord shall be either:

          (i) an amount equal to the Minimum Rent and Additional Rent (collectively “Rent”), which, but for the termination of this Lease, would have become due during the remainder of the Lease Term, less the amount of Rent, if any, which Landlord shall receive during such period from others to whom the Premises may be rented, in which case such Liquidated Damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following termination of this Lease and continuing until the date on which the Lease Term would have expired but for such termination, and any suit or action brought to collect any such Liquidated Damages for any month shall not in any manner prejudice the right of Landlord to collect any Liquidated Damages for any subsequent month by a similar proceeding; or

          (ii) an amount equal to the present worth (as of the date of such termination) of Rent which, but for the termination of this Lease, would have become due during the remainder of the Lease Term, less the fair rental value of the Premises in which case such Liquidated Damages shall be payable to Landlord in one lump sum on demand and shall bear interest of five percent (5%) until paid. For purposes of this clause (b), “present worth” shall be computed by discounting such amount to present worth at a discount rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank nearest to the location of the Premises.

          Tenant agrees to pay to Landlord upon demand, as Additional Rent, a sum equal to all costs and expenses (including reasonable attorney fees, professional fees, costs of investigation and disbursements) incurred by Landlord in enforcing any or all of its rights hereunder, specifically including the cost of collecting sums due, whether or not an action or proceeding is commenced, or levying and collecting on any judgment or arbitration award in Landlord’s favor.

          All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other remedies allowed at law or in equity.

(a)	Legal Expenses.

          i) In the event that Landlord should retain counsel and/or institute any suit against Tenant for violation of or to enforce any of the covenants or conditions of this Lease, or should Tenant institute any action against Landlord for violation of any covenants or conditions of this Lease, or should either party institute a suit against the other for a declaration of rights hereunder, or should either party intervene in any suit in which the other is a party, to enforce or protect its interests or rights hereunder, the prevailing party in any such suit shall be entitled to its costs, expenses and reasonable fees to its attorney(s) in connection therewith.

          ii) In the event that a bankruptcy proceeding is filed by or against Tenant under any chapter of the Bankruptcy Code, or Tenant makes an assignment for the benefit of creditors or commences or otherwise becomes the subject of any insolvency, receivership or similar proceeding, Landlord shall be entitled to recover its reasonable attorneys’ fees and costs incurred in or in connection with any such proceeding from Tenant or any trustee, custodian, receiver, assignee or other representative acting on its behalf, all of which fees and expenses shall constitute, in addition to any other sums due and owing under this Lease (i) an obligation of Tenant hereunder, and (ii) a component of any cure claim assertable by Landlord under 11 U.S.C. § 365(b) or otherwise.

SECTION 16 NOTICES

          Any notice or consent required to be given by or on behalf of either party to the other shall be given in writing and mailed by certified mail or by overnight courier service which provides a receipt, at the addresses stated on Article I(A), Sections –11-14, of this Lease, or at such other address as may be specified, from time to time, by notice in the manner herein set forth. Notices shall be deemed given upon actual receipt or first rejection.

SECTION 17 MORTGAGE SUBORDINATION/NON-DISTURBANCE

          This Lease, and Tenant’s rights hereunder shall be subject and subordinate to the lien of any mortgages, ground leases or deeds of trust or other similar instrument that may now exist or may hereafter be placed upon the Premises and all renewals, replacements, and extensions thereof without further notice or action on the part of Landlord or Tenant. Tenant, Landlord and any mortgagee of Landlord shall execute a Subordination, Non-Disturbance and Attornment Agreement in recordable form) as a condition of such subordination. Tenant shall execute and deliver to Landlord within fifteen (15) days from receipt of Landlord’s request such instruments (including but not limited to a Memorandum of Lease in recordable form) which may be required by Landlord’s mortgagee or trustee to evidence such subordination.

SECTION 18 ESTOPPEL CERTIFICATES

          At any time and from time to time, Tenant agrees, upon request in writing from Landlord, to execute and deliver to Landlord, for the benefit of such persons as Landlord names in such request, a statement in writing and in substance satisfactory to Landlord certifying to such of the following information as Landlord shall request: (i) that this Lease constitutes the entire agreement between Landlord and Tenant and is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) the dates to which the Minimum Rent and other charges hereunder have been paid, and the amount of any security deposited with Landlord; (iii) that all conditions precedent to this Lease taking effect have been carried out; (iv) that Tenant has accepted possession, that the Lease Term has commenced, that Tenant is occupying the Premises, that Tenant knows of no default under the Lease by Landlord and that there are no defaults or offsets which Tenant has against enforcement of this Lease by Landlord; (v) the Rent Commencement Date of this Lease and the Expiration Date of this Lease; and (vi) that Tenant’s store is open for business, provided such facts are true and ascertainable. Tenant acknowledges and agrees that Tenant’s failure to execute and deliver to Landlord any estoppel certificate(s) requested by Landlord within fifteen (15) days from Tenant’s receipt of Landlord’s request shall be deemed Tenant’s acknowledgement that the terms and conditions contained in such estoppel certificate are true and correct and that such terms and conditions may also be relied upon by any third party or parties identified in such estoppel certificate.

SECTION 19 QUIET ENJOYMENT

          Landlord hereby covenants and agrees that if Tenant shall perform all the covenants and agreements herein stipulated to be performed on Tenant’s part, Tenant shall at all times during the continuance hereof have the peaceable and quiet enjoyment and possession of the Premises without any hindrance from Landlord or any person or persons lawfully claiming the Premises.

SECTION 20 LIABILITY OF LANDLORD

          Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that if Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed and, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levy thereon against the right, title, and interest of Landlord in the Premises, as the same may then be encumbered, and neither Landlord nor any of its officers or shareholders shall be liable for any deficiency. It is understood that in no event shall Tenant have any right to levy execution against any property of Landlord other than its interest in the Premises as hereinbefore expressly provided. In the event of the sale or other transfer of Landlord’s right, title and interest in the Premises, Landlord shall be released from all liability and obligations under this Lease.

SECTION 21 PURCHASE OPTION.

          Landlord grants to Tenant the option to purchase the Premises, simultaneously with the purchase of all of the premises leased pursuant to the Related Leases (it being a condition of the option granted herein that Tenant exercise its option to purchase and in fact purchases all of the premises leased pursuant to the Related Leases), during the first two (2) Lease Years of the Term of this Lease as provided herein. Tenant shall exercise this option to purchase, if at all, by giving written notice to Landlord, in the manner and at the address set forth in Article XVI of this Lease, at least sixty (60) days prior to the expiration of the second (2nd) Lease Year of the Term (the date Tenant gives notice of exercise, if any, being referred to as the “Exercise Date”).

The purchase price of the Premises shall be as follows:

If the Exercise Date is on or before July 31, 2009:	$70.00/square foot*

If the Exercise Date is after July 31, 2009 but before January 31, 2011:	$76.00/square foot*

* Square footage of the Premises shall be determined pursuant to BOMA standards.

The purchase price for the Premises shall be paid, at Tenant’s option, (i) in cash at the closing or (ii) with Landlord financing of eighty percent (80%) of the purchase price, evidenced by a promissory note accruing interest at the greater of (x) prime rate plus two percent (2%) or (y) six and one-quarter percent (6.25%), with a twenty (20) year amortization and a balloon payment payable in three (3) years, and secured by a first mortgage lien on the Premises. At the closing and upon payment of the purchase price, Landlord shall deliver to Tenant a transferable and recordable limited or special warranty deed conveying to Tenant marketable title to the Premises in fee simple, free and clear of all encumbrances excepting (a) all easements, covenants, conditions and restrictions of record that do not adversely affect Tenant’s use of the property as a retail location, (b) all legal highways, (c) building, zoning and other statutes, ordinances, codes and regulations, (d) real estate taxes not yet due and payable, and (e) the rights of persons claiming by, through, or under Tenant. Closing costs shall be paid by the parties in accordance with the custom for the state where the Premises is located. The date for the closing for the delivery of the deed by Landlord and the payment of the purchase price by Tenant shall be within thirty (30) days of the Exercise Date or the first business day thereafter if such date is a Saturday, Sunday or holiday (such date being referred to as the “Closing Date”), at a place mutually agreed upon by the parties. If on the Exercise Date Tenant is in default under this Lease, or any of the Related Leases, or this Lease, or any of the Related Leases, has been terminated and is not then in full force and effect, the attempted exercise of the option shall be void and of no effect. If on the Closing Date, Tenant is in default under this Lease, or any of the Related Leases, , Tenant shall cure any such default at or before Closing.

SECTION 22 MISCELLANEOUS PROVISIONS

22.1 Accord and Satisfaction. No payment by Tenant, or anyone occupying the Premises by, through or under Tenant, or receipt by Landlord of a lesser amount than the rents or any other payment stated herein or required hereunder shall be deemed to be other than on behalf of Tenant and on account of the next due rent or any other payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other payment or pursue any other remedy provided for in this Lease or available at law or in equity.

22.2 Waiver. No waiver of any condition or legal right or remedy shall be implied by the failure of Landlord to declare a forfeiture, or for any other reason, and no waiver of any condition or covenant shall be valid unless it be in writing signed by Landlord. No waiver by Landlord with respect to a breach of any condition shall be claimed or pleaded to excuse a future breach of the same condition or covenant.

22.3 Broker’s Commission. Tenant warrants that there are no claims for broker’s commissions or finder’s fees in connection with its execution of this Lease, and Tenant agrees to indemnify and save Landlord harmless from any liability that may arise from such claims, including reasonable attorney’s fees.

22.4 No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or a joint venturer or a member of a joint enterprise with Tenant.

22.5 Lease Inures to the Benefit of Assignees. This Lease and all of the covenants, provisions, and conditions herein contained shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns respectively, of the parties hereto, provided, however, that no assignment by, from, through, or under Tenant in violation of the provisions hereof shall vest in the assigns any right, title, or interest whatsoever.

22.6 Entire Agreement. This Lease and the exhibits attached hereto set forth the entire agreement between Landlord and Tenant, and all prior promises and agreements, oral or written, between them are merged into this Lease. No amendment to this Lease shall be binding upon Landlord or Tenant unless in writing.

22.7 Abandonment, Surrender and Holding Over. Tenant shall deliver up and surrender to Landlord possession of the Premises upon the expiration of the Lease Term, or its prior termination for any reason, in as good condition and repair as the same shall be at the commencement of said Term (damage by fire and other perils covered by standard fire and extended coverage insurance and ordinary wear and decay only excepted). If Tenant remains in possession of the Premises after any termination of this Lease, Tenant shall be bound by the terms and provisions of this Lease except that no tenancy or interest in the Premises shall result, but such holding over shall be an unlawful detainer and all such parties shall be subject to immediate eviction, and Tenant shall upon demand pay to Landlord, as liquidated damages, a sum equal to one hundred fifty percent (150%) of the Minimum Rent payable during the calendar month immediately preceding the expiration or earlier termination of this Lease for any period during which Tenant shall hold the Premises after the stipulated Term of this Lease shall expire or may have terminated.

22.8 No Option. The submission of this Lease by Landlord for review by Tenant does not constitute a reservation of or option for the Premises, and shall vest no right in Tenant. This Lease becomes effective as a Lease only upon execution and delivery thereof by the parties hereto.

22.9 Additional Rent. Any amounts to be paid by Tenant to Landlord pursuant to the provisions of this Lease, whether such payments are periodic or recurring, shall be deemed to be “Additional Rent” and otherwise subject to all provisions of this Lease and of law as to the default in the payment of rent.

22.10 Time is of the Essence. Time is of the essence in the performance of the parties of their obligations hereunder.

22.11 Severability. In the event that any provision or section of this Lease is rendered invalid by the decision of any court or by the enactment of any law, ordinance or regulation, such provision of this Lease shall be deemed to have never been included therein, and the balance of this Lease shall continue in effect in accordance with its terms.

22.12 Option to Renew. Provided Tenant is not in default under any of the terms and provisions herein contained or any of the Related Leases, Landlord hereby grants to Tenant the option to renew the Lease Term for the period(s) set forth in Article I(A), Section 14, commencing on the day following the expiration of the initial Term. Any such Renewal Term shall be upon all the terms and conditions as the initial Lease Term, except that the Minimum Rent shall be increased as set forth on Schedule A.

          The foregoing option to renew shall be exercised by written notice to Landlord given not less than the number of days set forth in Article I(A), Section 14, above prior to the expiration of the original Term of this Lease. Tenant’s option to renew the Term of this Lease is personal to Tenant and may not be exercised by any other party other than Tenant, nor may Tenant’s option to renew the Term of this Lease be assigned by Tenant without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion.

22.13 Option to Terminate. Tenant shall be permitted a one time option to terminate this Lease and up to nine (9) of the Related Leases, which option shall be exercised any time prior to January 31, 2011. If Tenant exercises its option, this Lease and the applicable Related Leases shall terminate at the later of (i) twenty-four (24) months after the Commencement Date or (ii) six (6) months after the date Tenant gives notice that it is electing to terminate such Leases (the “Termination Date”).

22.14 Net Rent. It is the intention of Landlord and Tenant that the rent herein specified shall be net to Landlord in each year of the Lease Term hereof, and that no costs, expenses and obligations relating to the Premises (except as herein specifically provided) shall be paid by Landlord.

22.15 Counterparts. This Lease may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and same agreement binding upon the parties, notwithstanding that all the parties are not signatories to the same counterpart. In order to facilitate the agreements contemplated by this Lease, signatures transmitted by facsimile machine or signatures transmitted via e-mail in a “PDF” format may be used in place of original signatures on this Lease. Each party intends to be bound by such party’s facsimile or “PDF” format signature on this Lease, is aware that the other parties are relying on such party’s facsimile or “PDF” format signature, and hereby waives any defenses to the enforcement of this Lease based upon the form of signature. Promptly following any facsimile transmittal or e-mail transmittal of “PDF” format signatures, the parties shall deliver to the other parties the original executed Lease by reputable overnight courier to the addresses shown in Article I(A), Sections –11-14.

22.16 Consents. With respect to any provision of this Lease which provides or infers, in effect, that Landlord shall not unreasonably withhold or unreasonably delay its consent or approval, Tenant, in no event, shall be entitled to make, nor shall Tenant make, any claim against Landlord for money damages, and Tenant hereby waives any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed any consent or approval, but Tenant’s sole remedy shall be an action or proceeding to enforce any such provision of this Lease, or for specific performance, injunction or declaratory judgment.

22.17 Force Majeure. In the event Landlord or Tenant is prevented or delayed in the performance of any improvement or repair or fulfilling any other obligation required under this Lease due to delays caused by fire, catastrophe, strikes or labor trouble, civil commotion, acts of God, governmental prohibitions or regulation, inability or difficulty to obtain materials or other causes beyond the performing party’s reasonable control, the performing party shall, within ten (10) days of the event causing such delay, provide written notice to the other party of the event causing the delay and the anticipated period of delay, and the period of such delay shall be added to the time for performance thereof. The performing party shall have no liability by reason of such permitted delays. In the event the performing party fails to provide notice to the other party of the force majeure delay within such ten (10) day period, the performing party shall not be excused from the timely performance of such obligation regardless of the cause. This provision shall not excuse Tenant from its obligation to pay Minimum Rent, Percentage Rent and Additional Rent, except when such payment is excused pursuant to other provisions of this Lease.

22.18 Payment Under Protest. All rent and other amounts payable hereunder shall be payable without demand, offset or deduction. If at any time a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord under the provisions hereof, Tenant shall make such payment “under protest” and under no circumstances shall Tenant be entitled to withhold any payment due hereunder. If Tenant makes a payment “under protest” and it is subsequently determined that Tenant was not obligated to pay all or a portion of an amount paid “under protest,” Landlord shall refund to Tenant the portion of the payment made “under protest” which Tenant was not obligated to pay.

22.19 Waiver of Trial By Jury. To the extent permitted by applicable law Landlord and Tenant waive all right to trial by jury in any claims, action, proceeding or counterclaim by either Landlord or Tenant against each other or any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.

22.20 Hazardous Materials. Tenant shall not permit or cause the presence of Hazardous Materials in, on or under the Premises. Tenant shall defend, protect, indemnify and hold Landlord harmless from and against any and all claims, causes of action, liabilities, damages, costs and expenses, including, without limitation, attorney fees, arising because of any alleged personal injury, property damage, death, nuisance, loss of business or otherwise, by Landlord, any employee of Landlord, or from and against any governmental act or enforcement, arising from or in any way connected with conditions existing or claimed to exist with respect to Hazardous Materials (as hereinafter defined) within the Premises which are the result of Tenant’s use, occupancy or operation of the Premises. As used herein the term “Hazardous Materials” shall be defined as any hazardous substance, contaminant, pollutant or hazardous release (as such terms are defined in any federal, state or local law, rule, regulation or ordinance, including without, limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended) and other said wastes. In the event Tenant shall cause or permit the presence of Hazardous Materials in, on or under the Premises, Tenant shall promptly, at Tenant’s sole cost and expense, take any and all action necessary (as required by appropriate government authority or otherwise) to return the areas affected thereby to the condition existing prior to the presence of any such Hazardous Materials thereon, subject to Landlord’s prior written consent. The foregoing covenants shall survive termination of this Lease.

22.21 Payment By Third Party. In no event shall Landlord’s acceptance of the payment of Minimum Rent, Percentage Rent or Additional Rent from any party other than Tenant constitute a release of Tenant’s primary obligations under this Lease or Landlord’s acceptance of any other party as an assignee or sublessee of Tenant, regardless of the number of payments accepted by Landlord or the length of time that said party made such payments.

22.22 Recording. This Lease shall not be recorded in any public records office or department by Landlord or Tenant.

22.23 Interpretation. This Lease, and any riders and exhibits hereto, have been mutually negotiated by Landlord and Tenant. Any ambiguities will not be interpreted in favor of either party. The captions contained herein are for convenience and reference only and will not be deemed as part of this Lease or construed in any manner limiting or amplifying the terms and provisions of this Lease to which they relate.

22.24 Certification. Tenant represents and warrants to Landlord that (i) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation, named by any Executive Order or the United States Treasury Department as a “terrorist”, “Specially Designated National and Blocked Person”, or other banned or blocked person, group, or nation (collectively, “Banned Persons”) pursuant to any anti-terrorism law; (ii) Tenant is not engaged in this Lease transaction, or instigating or facilitating this Lease, directly or indirectly on behalf of any Banned Person; (iii) Tenant currently does not appear, and throughout the Lease Term, neither Tenant, nor any officer, director, shareholder, partner, member or other owner of Tenant shall appear, on any list of Banned Persons; (iv) no anti-terrorism law prohibits Landlord from doing business with Tenant; (v) Tenant, its officers, directors, or principal shareholders, partner, member, or other owner of Tenant, shall not, during the Lease Term, violate any anti-terrorism laws; and (vi) Tenant, its officers, directors, principal shareholders, partners or members shall not, during the Lease Term, do business with any party, individual, or entity that has violated or will violate any anti-terrorism laws. For purposes of this Lease, “anti-terrorism laws” shall mean Executive Order 13224 and related regulations promulgated and enforced by the Office of Foreign Assets Control, the Money Laundering Control Act, the United States Patriot Act, or any similar law, order, rule or regulation enacted in the future. Tenant hereby agrees to defend, indemnity, protect, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, fines, penalties, expenses (including attorneys’ fees) and costs arising from or related to a breach of the foregoing representations and warranties. The foregoing indemnity obligations of Tenant shall survive the termination or expiration of this Lease.

22.25 Governing Law. This Lease will be governed by the laws of the state in which the Leased Premises is located without giving effect to principles of conflicts of law.

22.26 Payment. All payments to be made to Landlord or Tenant pursuant to the terms of this Lease shall be made in lawful currency of the United States of America.

22.27 Exhibits. The following Exhibits are attached to this Lease and incorporated herein by reference:

Exhibit “B” Legal Description of Premises

Exhibit “C” Signage Criteria

          IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed, in triplicate, as of the date and year first above written.

WITNESSES AS TO LANDLORD:		LANDLORD:

[[Owner-signature block]]

	(Print Name)	By:

WITNESSES AS TO TENANT:		TENANT:

[[Account Name]]

	(Print Name)	By:

By:

	(Print Name)	(Print Name)

Its:

	(Print Name)	(Print Name)

STATE OF OHIO	)
) SS:
COUNTY OF MONTGOMERY	)

          This instrument was acknowledged before me this __________ day of ___________, 2009 by ___________________, ___________________ of __________________________, a(n) __________ corporation, on behalf of the corporation.

Notary Public

STATE OF FLORIDA	)
) SS:
COUNTY OF BREVARD	)

          This instrument was acknowledged before me this __________ day of _____________, 2009 by Sei Hwan Pak a/k/a Sam Pak, Chief Executive Officer of __________________________, a Florida corporation, on behalf of the corporation.

Notary Public

This Instrument Prepared By:

Karen R. Adams, Esq.
Dinsmore & Shohl LLP
10 Courthouse Plaza SW, Suite 1100
Dayton, Ohio 45402

SCHEDULE A

Rent Schedule

Lease Year	$ Monthly	$ Annum

1	$5,416.67	$65,000.00
2	$6,250.00	$75,000.00
3	$7,083.33	$85,000.00
4 through 6 plus 3 months)	$Annum Rent / 12	$75,000.00 plus applicable CPI

Commencing in Lease Year 4 (the 37th month) and for the next 39 months of the Primary Term, rent shall adjust as follows: rent shall be an amount per year equal to the base rent for the immediately prior year multiplied by a fraction, the numerator of which is the Consumer Price Index for the year immediately preceding the applicable year of the Primary Term, and the denominator of which is the Consumer Price Index for the year of the immediately prior year. For example, if the Consumer Price Index on the immediately prior year was 2 and the Consumer Price Index in the fourth year of the Primary Term was 2.5, base rent shall be calculated by multiplying $75,000 by 1.25 (2.5 divided by 2) or $93,750.00. In no event shall the rent in any year of the Primary Term be less than the rent during the preceding year. As used in this Lease, the term “Consumer Price Index” shall mean the “Consumer Price Index for All Urban Consumers, U.S. City Average, All Items (1982-84 = 100)” as compiled and published by the Bureau of Labor Statistics of the United States Department of Labor, or any comparable successor index. Rent adjustments shall continue in like manner during any Renewal Period with an annual cap of five percent (5%) for any given annual increase.

SCHEDULE I(2119)

Related Leases

14	7163 Airport Boulevard
Mobile, Alabama
23	Daphne, Alabama
24	Gadsden, Alabama
27	Dothan, Alabama
29	Auburn, Alabama
102	Florence, Alabama
103	Decatur, Alabama
181	Montgomery, Alabama
139	Springdale, Arkansas
154	Brunswick, Georgia
208	Pocatello, Idaho
228	Ammon, Idaho
247	Danville, Illinois
82	Ottumwa, Iowa
290	Clinton, Iowa
11	Baton Rouge, Louisiana
264	Monroe, Michigan
17	Gautier, Mississippi
25	Greenville, Mississippi
137	Meridian, Mississippi
138	Columbus, Mississippi
296	Natchez, Mississippi
127	Vicksburg, Mississippi
293	Lumberton, North Carolina
12	Lima, Ohio
170	Middletown, Ohio
201	New Philadelphia OH
298	Troy, Ohio
318	Ponca City, Oklahoma
85	New Castle, Pennsylvania
84	Hermitage, Pennsylvania
62	Rapid City, South Dakota
184	Chattanooga, Tennessee
207	Morristown, Tennessee
195	San Angelo, Texas
215	Manitowoc, Wisconsin
321	Sheboygan, Wisconsin

Exhibit 2.3

Leased Properties

[revise based on final list of sites at closing]

Store Number	Location

133	Naples, Florida
44	Ocala, Florida
68	Tallahassee, Florida
128	Merritt Island, Florida
147	Twin Falls, Idaho
238	Peru, Illinois
291	Freeport, Illinois
254	Bradley, Illinois
324	Tupelo, Mississippi
56	Great Fails, Montana
308	Kalispell, Montana
91	Lakewood, New York
276	Findlay, Ohio
202	Sandusky, Ohio
5	Centerville, Ohio
172	Defiance, Ohio
235	Wilkes-Barre, Pennsylvania
32	Sumter, South Carolina
273	N. Myrtle Beach, South Carolina
287	Texarkana, Texas
194	Odessa, Texas
196	Midland, Texas
283	Bristol, Virginia
233	Danville, Virginia
306	Walla Walla, Washington
219	Casper, Wyoming
218	Cheyenne, Wyoming
263	Lake City, Florida
161	St. Augustine, Florida
95	La Grange, Georgia
54	Cumberland, Maryland
249	Auburn, New York
257	Olean, New York
150	Springfield, Ohio
203	Marion, Ohio
166	Orangeburg, South Carolina
165	Greenwood, South Carolina
121	Lake Jackson, Texas

229	Union Gap, Washington
241	Bluefield, West Virginia
246	Bridgeport, West Virginia
240	Morgantown, West Virginia
46	Gainesville, Florida
213	Beavercreek, Ohio
13	Kingsport, Tennessee
315	Uniontown, Pennsylvania

Exhibit 2.6

Rex - Appliance Direct Implementation Schedule:

Lease for Store Number:	Location:	Landlord	Week of:*

14	7163 Airport Boulevard Mobile, Alabama	Seller One	3
23	Daphne, Alabama	Seller One	3
24	Gadsden, Alabama	Seller One	2
27	Dothan, Alabama	Seller One	1
29	Auburn, Alabama	Seller One	3
102	Florence, Alabama	Seller One	2
103	Decatur, Alabama	Seller One	2
181	Montgomery, Alabama	Seller One	7
139	Springdale, Arkansas	Seller One	4
46	Gainesville, Florida	Seller Three	8
154	Brunswick, Georgia	Seller Two	6
208	Pocatello, Idaho	Seller One	5
228	Ammon, Idaho	Seller One	5
247	Danville, Illinois	Seller Two	7
82	Ottumwa, Iowa	Seller Two	5
290	Clinton, Iowa	Seller Two	5
11	Baton Rouge, Louisiana	Seller One	8
264	Monroe, Michigan	Seller One	7
17	Gautier, Mississippi	Seller One	3
25	Greenville, Mississippi	Seller One	4
137	Meridian, Mississippi	Seller One	3
138	Columbus, Mississippi	Seller One	4
296	Natchez, Mississippi	Seller One	4
127	Vicksburg, Mississippi	Seller One	4
293	Lumberton, North Carolina	Seller Two	7
213	Beavercreek, Ohio	Stuart Rose/Beavercreek, Inc.	8
12	Lima, Ohio	Seller One	8
170	Middletown, Ohio	Seller One	8
201	New Philadelphia OH	Seller One	7
298	Troy, Ohio	Seller One	8
318	Ponca City, Oklahoma	Seller Three	4
85	New Castle, Pennsylvania	Seller Two	7
84	Hermitage, Pennsylvania	Seller Two	7
62	Rapid City, South Dakota	Seller One	5
184	Chattanooga, Tennessee	Seller Two	6
207	Morristown, Tennessee	Seller Two	6
195	San Angelo, Texas	Seller One**	7
215	Manitowoc, Wisconsin	Seller One	6
321	Sheboygan, Wisconsin	Seller One	6

Seller Key:

Seller One: Rex Radio and Television, Inc.

Seller Two: Kelly & Cohen Appliances, Inc.

Seller Three: Stereo Town, Inc.

* First week of implementation shall be February 23, 2009.

** Subject to termination of existing contract to purchase which is anticipated to be received on February 3, 2009.

Exhibit 4.2(a)(ii)

Form of Date-Down Letter

CLOSING CERTIFICATE

          __________________________, a __________ limited liability company (“Seller”), hereby certifies and confirms for the benefit of ___________________________ (“Purchaser”), that all representations and warranties made by Seller in the Purchase and Sale Agreement dated _______________, 2009, by and between Seller and Purchaser, are true and correct in all material respects as of the date hereof.

          DATED as of the ____ day of ________________, 2009.

By:

Name:

Title:

Exhibit 4.2(a)(vi)

Form of Bill of Sale and Assignment

[see attachment]

BILL OF SALE AND ASSIGNMENT

          This BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”) is made and entered into as of ________ __, 2009, by and between _______________________________, a ___________________ (“Assignor”), and ______________________ _____, a _________________ (“Assignee”).

          In consideration of the sum of Ten Dollars ($10) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, convey and deliver to Assignee, its successors and assigns, all of Seller’s right title and interest in and to the Assets, as such terms are defined in the Agreement, by and between Assignor and Assignee, dated as of ___________, 2009 (the “Purchase Agreement”).

          Assignor warrants to Assignee that Assignor owns all right, title and interest in the Assets free and clear of any lien, security interest or adverse claim.

[signatures on following page]

          IN WITNESS WHEREOF, Assignor and Assignee have executed this Bill of Sale as of the day and year first above written.

ASSIGNEE:	ASSIGNOR:

By:	By:

Name:	Name:

Title:	Title:

Schedule 2.1(c)

Permits

Schedule 3.1(a)(viii)

Schedule of Service Contracts

Schedule 6.1(c)(i)

Schedule of Purchase Option Agreements

Store No.	Property Address	Purchase Option Agreement

201	331 Graft Road New Philadelphia, OH 44663	General Warranty Deed, by Newtowne Mall Associates Limited Partnership, as grantor, to Rex, as grantee, dated August 25, 1993

207	2550 E. Morris Blvd. Morristown, TN 37813	Special Warranty Deed, by CBL Morristown, Ltd., as grantor, to Kelly & Cohen Appliances, Inc., as grantee, dated October 15, 1993

Schedule 6.1(c)(ii)

Schedule of Right of First Refusal Agreements

Store No.	Property Address	Right of First Refusal Agreements

207	2550 E. Morris Blvd. Morristown, TN 37813	Special Warranty Deed, by CBL Morristown, Ltd., as grantor, to Kelly & Cohen Appliances, Inc., as grantee, dated October 15, 1993

264	2313 N. Monroe Monroe, MI 48162	Grant Deed from Frenchtown Square Partnership to Kelly & Cohen, dated c. December 7, 1999, recorded in Liber 1872, Page 0009.

Schedule 6.1(e)

Schedule of Litigation

NONE

Schedule 6.1(g)

Schedule of Required Consents